PURCHASE AGREEMENT


		THIS PURCHASE AGREEMENT dated as of October 21, 1997 (this "Agreement") by and among AMERICAN CYANAMID COMPANY, a
Maine corporation ("Cyanamid"), AMERICAN HOME PRODUCTS
CORPORATION, a Delaware corporation ("AHP" and, together with Cyanamid, "Sellers"), and BAUSCH & LOMB INCORPORATED, a New
York corporation ("Buyer").


                  	W I T N E S S E T H:


		WHEREAS, Sellers desire to sell to Buyer, and Buyer desires to acquire from Sellers, the Business (as defined herein), which the parties agree will be effected by the purchase and sale of the Shares (as defined herein) and the Assets (as defined herein), all on the terms and subject to the conditions set forth herein;

		WHEREAS, Cyanamid owns and has the legal right and authority to sell, transfer, assign and deliver the Storz Shares (as defined herein) of STORZ INSTRUMENT COMPANY, a Missouri corporation ("Storz"), and the Ophthalmics Shares (as defined herein) of STORZ OPHTHALMICS, INC., a Delaware corporation ("Ophthalmics"), which Shares constitute all of the issued and outstanding shares of capital stock of Storz and Ophthalmics, respectively;

		WHEREAS, AHP indirectly owns and has the legal right and authority to cause its subsidiaries to sell, transfer, assign and deliver the Chirurgie Shares (as defined herein) of Cyanamid Chirurgie S.A.S., a company organized under the laws of France ("Chirurgie"), which Shares constitute all of the issued and outstanding shares of capital stock of Chirurgie;

		WHEREAS, the Assets are owned by Sellers or their Affiliates and Sellers desire to sell to Buyer, and desire that such Affiliates sell to Buyer, and Buyer desires to purchase from Sellers and such Affiliates, the Assets, and in connection with such purchase and sale, Buyer is willing to assume certain liabilities of Sellers and such Affiliates and to employ the employees of Sellers and such Affiliates related to the Business, all on the terms and conditions herein set forth;

		NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


 	ARTICLE I
	DEFINITIONS

 		Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings:


ARTICLE 1.1 	"Accountant" shall have the meaning
set forth in Section 3.5.3.

ARTICLE 1.2 	"Affiliate" shall mean, with respect
to any Person, any Person which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Person, provided, however, for purposes of this Agreement the term "Affiliate" shall not include subsidiaries or other entities in which a Person owns a majority of the ordinary voting power to elect the majority of the board of directors or other governing board but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

ARTICLE 1.3 	"Agreement" shall mean this Agreement
and any supplements, amendments, Exhibits and Schedules hereto.

ARTICLE 1.4 	"Aggrieved Party" shall have the
meaning set forth in Section 11.2.1.

ARTICLE 1.5 	"Allocation Schedule" shall have the
meaning set forth in Section 7.7.5(c).

ARTICLE 1.6 	"Applicable Laws" shall mean all laws,
statutes, regulations, constitutional provisions, ordinances, interpretations, decrees, injunctions, judgments, orders, rulings, assessments or writs of any Governmental Authority having jurisdiction over the Companies, the Assets, and, with respect to the Business, the Sellers or the International Affiliates in effect at or prior to Closing.

ARTICLE 1.7 	"Applicable Permits" shall mean any
waiver, exemption, variance, permit, authorization, license or similar approval, required to be obtained or maintained under Applicable Laws in connection with the Companies or the Assets.

ARTICLE 1.8 	"Appraisal" shall have the meaning set
forth in Section 7.7.5(b).

 	"Appraiser" shall have the meaning set forth in Section
7.7.5(b).

ARTICLE 1.9 	"Assets" shall mean, collectively, the
Cyanamid Storz Assets, the Wyeth Storz Assets, and the
International Assets.

ARTICLE 1.10 	"Assumed Contracts" shall mean the
Cyanamid Storz Assumed Contracts, the International Assumed
Contracts and the Wyeth-Storz Assumed Contracts.

ARTICLE 1.11 	"Assumed Liabilities" shall mean (i)
the liabilities and obligations of Sellers and/or the International Affiliates arising from and after the Closing Date under the Assumed Contracts, (ii) any and all liabilities of any of the Sellers or the International Affiliates which arise or may arise from the transfer of the Assumed Contracts to Buyer or from any termination of such Assumed Contracts either by operation of law as a result of the transactions contemplated herein or through the action of Buyer, and (iii) all liabilities of Sellers or the International Affiliates to Cyanamid Storz Employees and International Employees which are assumed by Buyer or any Affiliate of Buyer pursuant to the provisions of Article 9, and
(iv) product liability claims against Sellers and the International Affiliates relating to occurrences of injuries after Closing caused by a product of the Business. For purposes of clarity it is understood that Assumed Liabilities shall relate only to the purchase and sale of the Assets and that, by operation of law, Buyer is assuming all of the liabilities of the Companies, subject to the indemnity provisions set forth herein.

ARTICLE 1.12 	"Base Net Asset Value" shall have the
meaning set forth in Section 3.6.1.

ARTICLE 1.13 	"Books and Records" shall mean the
books and records (including data and information in electronic media) of (i) Sellers to the extent related primarily to the Cyanamid Storz Business and the Wyeth Storz Business, (ii) the International Affiliates to the extent related primarily to the International Business, and (iii) the Companies, including the minute books, stock books and other corporate records having to do with corporate organization and capitalization of the Companies and all books of account and income tax records of the Companies.

ARTICLE 1.14 	"Bundled Contracts" shall mean those
contracts or other similar agreements set forth in Section 1.15 of the Disclosure Schedule pursuant to which Sellers are, immediately prior to the Closing Date, selling products included in the Cyanamid Storz Assets and the Wyeth Storz Assets along with other products of Sellers to third party buyers.

ARTICLE 1.15 	"Business" shall refer to the business
of the Companies together with the Cyanamid Storz Business, the Wyeth Storz Business and the International Business, excluding the Excluded Assets and the Excluded Liabilities.

ARTICLE 1.16 	"Business Field" shall mean all
products manufactured, sold or distributed as part of the Business, including ophthalmic products, surgical equipment, implants, pharmaceuticals and hand-held surgical instruments, but excluding the Excluded Assets and the Excluded Liabilities.

ARTICLE 1.17 	"Chiron Purchase Agreement" shall mean
the agreement entered into between Buyer and Chiron Corporation under which all the issued and outstanding capital stock of CVC shall be transferred to Buyer.

ARTICLE 1.18 	"Chiron Transaction" shall mean the
sale of all the issued and outstanding capital stock of CVC to Buyer and the transactions related thereto pursuant to the terms of the Chiron Purchase Agreement.

ARTICLE 1.19 	"Chirurgie Employees" shall mean (i)
all individuals who, on the Closing Date, are actively employed by Chirurgie; and (ii) all individuals who are on short-term disability leave, authorized leave of absence granted prior to the Closing Date in accordance with the terms of Chirurgie's leave policy as in effect on the date of this Agreement or military service or layoff with recall rights from Chirurgie as of the Closing Date.

ARTICLE 1.20 	"Chirurgie Shares" shall mean all the
issued and outstanding shares of capital stock of Chirurgie.

ARTICLE 1.21 	"Cidofovir Co-Promotion Agreement"
shall mean that certain co-marketing agreement between Buyer and Sellers, or their respective Affiliates, with respect to the marketing of Cidofovir and related products to the pediatrician, internal medicine physician and family physician market, based on the principal terms set forth in Exhibit A.

ARTICLE 1.22 	"Closing" shall have the meaning set
forth in Section 3.1.

ARTICLE 1.23 	"Closing Date" shall have the meaning
set forth in Section 3.1.

ARTICLE 1.24 	"Closing Net Asset Value" shall have
the meaning set forth in Section 3.5.1.

ARTICLE 1.25 	"Closing Statement" shall have the
meaning set forth in Section 3.5.1.

ARTICLE 1.26 	"Code" shall mean the Internal Revenue
Code of 1986, as amended.

ARTICLE 1.27 	"Companies" collectively, and
"Company" individually, shall mean Ophthalmics, Storz, Storz
GmbH and/or Chirurgie, as the case may be.

ARTICLE 1.28 	"Competitive Business" shall have the
meaning set forth in Section 7.8.2.

ARTICLE 1.29 	"Competition Laws" shall mean all
Applicable Laws that are designed or intended to prohibit, restrict or regulate actions or conduct which may have the effect of monopolizing or restraining trade or otherwise may lessen competition.

ARTICLE 1.30 	"Contracts" shall mean (i) all leases,
subleases, rental agreements, insurance policies, sales orders, licenses, agreements, employee plans, purchase orders, instruments of indebtedness, guarantees and any and all other contracts or binding arrangements to which one or more of the Companies is a party, and (ii) the Assumed Contracts, but shall not include any contracts or other binding arrangements related exclusively to the Excluded Assets.

ARTICLE 1.31 	"Costs" shall have the meanings set
forth in Section 11.1.

ARTICLE 1.32 	"CVC" shall mean Chiron Vision
Corporation, a Delaware corporation.

ARTICLE 1.33 	"Cyanamid Storz Assets" shall mean
collectively (i) those fixed assets (including machinery, apparatus, furniture and other equipment) located at Pearl River, N.Y., listed in Section 1.34 of the Disclosure Schedule; (ii) Intellectual Property listed in Section 1.34 of the Disclosure Schedule, (iii) the rights of Cyanamid under the Cyanamid Storz Assumed Contracts, (iv) all materials, supplies, owned motor vehicles, and other equipment exclusively used in connection with the Cyanamid Storz Business, (v) all inventory of finished products (and related promotional and sales materials) held for sale or used primarily in connection with the Cyanamid Storz Business as of the date hereof, together with any additions thereto and subject to any reductions therefrom received or incurred in operating the Cyanamid Storz Business in the ordinary course after the date hereof through the Closing Date, (vi) all prepaid expenses as of the date hereof, together with any additions thereto and subject to any reductions therefrom made or accrued by Cyanamid in operating the Cyanamid Storz Business in the ordinary course and in compliance with Article 6 after the date hereof through the Closing Date, (vii) sales data, customer lists, information relating to customers, suppliers' names, mailing lists, and, if any, advertising matter and all rights thereto to the extent exclusively relating to the Cyanamid Storz Business, and (viii) all transferable Applicable Permits exclusively related to the Cyanamid Storz Business.

ARTICLE 1.34 	"Cyanamid Storz Assumed Contracts"
shall mean the Contracts listed in Section 1.35 of the Disclosure
Schedule.

ARTICLE 1.35 	"Cyanamid Storz Business" shall mean
the activities conducted in the United States by Cyanamid and outside the United States by the International Affiliates relating primarily to the ophthalmic pharmaceutical products of the Companies listed in Section 1.36 of the Disclosure Schedule, excluding the Excluded Assets and Excluded Liabilities.

ARTICLE 1.36 	"Cyanamid Storz Employees" shall mean
(i) those employees of Cyanamid whose employment responsibilities relate primarily to the Cyanamid Storz Business, including those employees who are on short-term disability leave, authorized leave of absence granted prior to the Closing Date in accordance with the terms of Cyanamid's leave policy as in effect as of the date of this Agreement or military service or lay-off with recall rights from Cyanamid as of the Closing Date. Each Cyanamid Storz Employee on the date hereof is listed in Section 1.37 of the Disclosure Schedule.

ARTICLE 1.37 	"Diamox, Neptazane, and Phospholine
Iodide Co-Promotion Agreement" shall mean that certain co-promotion agreement between Buyer and Sellers, or their respective Affiliates, with respect to Sellers' Diamox, Neptazane and Phospholine Iodide products, based on the principal terms set forth in Exhibit B hereto.

ARTICLE 1.38 	"Disclosure Schedule" shall mean that
certain schedule identified as such, dated the date of this Agreement and delivered by Sellers to Buyer pursuant to this Agreement, as the same may be supplemented and updated from time to time pursuant to this Agreement.

ARTICLE 1.39 	"Employees" shall mean the Storz
Employees, the Cyanamid Storz Employees, the International
Employees, the Chirurgie Employees and the Storz GmbH Employees.

ARTICLE 1.40 	"Encumbrances" shall mean all claims,
security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements, leases, easements, encumbrances, or restrictions (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, law, equity or otherwise, except for any restrictions on transfer arising under any Applicable Law.

ARTICLE 1.41 	"Environmental Laws" shall mean all
Applicable Laws relating to the protection of human health, safety and the environment including the Comprehensive
Environmental Response Compensation and Liability Act, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments thereto, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act and any similar or analogous statutes, or regulations of any Governmental Authority, as each of the foregoing exists on the date hereof.

ARTICLE 1.42 	"ERISA" shall mean the Employee
Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations

ARTICLE 1.43 	"ERISA Affiliate" shall mean (i) any
corporation which is a member of a group of corporations of which any Seller, any International Affiliate or a Company is a member and which is a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of
Section 414(c) of the Code of which any Seller, any International Affiliate or a Company is a member; and (iii) a member of an affiliated service group within the meaning of Section 414(m) or
Section 414(o) of the Code of which any Seller, any corporation described in clause (i) above or any trade or business described in clause (ii) above would be treated as a single employer under
Section 414 of the Code.

ARTICLE 1.44 	"Excluded Assets" shall mean the
following assets of Sellers, the Companies and/or the International Affiliates (all of which are expressly excluded from the purchase and sale of the Business contemplated hereby):
(i) cash, except to the extent provided in Section 3.5.1; (ii) Pharmaceutical Receivables; (iii) goodwill for financial reporting purposes; (iv) International Receivables; (v) notes receivable, including any reserves, in the approximate aggregate principal and interest amount as of August 31, 1997 of $2,622,537 due to Storz from Global Instruments, Inc. and Sparta Medical, Inc.; (vi) rights under the Asset Purchase Agreement between Storz and Otologics LLC dated July 16, 1996, relating to patents and related intellectual property for a middle ear hearing device; (vii) any and all rights and assets, including but not limited to intellectual property rights and time release technology, relating to the products Diamox(R) and Neptazane(R), worldwide in any formulations (solid or parenteral), and Sellers generic formulations thereof; (viii) all assets relating to any of Sellers' joint venture interests relating to the Business;
(ix) Aureomycin trademark worldwide; (x) all rights under the Agreement dated July 28, 1995 between A.H. Robins Company, Incorporated and Senju Pharmaceutical Co., Ltd, relating to bromfenac as an ophthalmic specialty; (xi) all work-in-progress and other non-finished inventory of pharmaceutical products for which finished inventory is included in the Business; (xii) all rights under the March 11, 1992 AREDS CRADA for application outside of ophthalmology; (xiii) Tax Assets; (xiv) intercompany assets; (xv) all manufacturing equipment used in the Business located at Rouses Point as listed in Section 1.45 of Disclosure Schedule; and (xvi) all rights to the use of the "Wave Bottle", including without limitation the related intellectual property rights listed in Section 1.45 of the Disclosure Schedule. For purposes of clarity, any Excluded Assets contained in any of the Companies shall be distributed to Sellers pursuant to Section 6.2, and the defined term "Excluded Assets" as used herein shall refer to assets of the Sellers, Companies and/or International Affiliates.

ARTICLE 1.45 	"Excluded Liabilities" shall mean the
following liabilities of Sellers or the International Affiliates (but not the Companies), whether absolute, contingent, accrued, known or unknown, which are not specifically assumed by Buyer or an Affiliate of Buyer pursuant to this Agreement (all of which are expressly excluded from the purchase and sale of the Business contemplated hereby), including, without limitation: (i) International Payables and Pharmaceutical Payables; (ii) Tax Liabilities with respect to International Affiliates and the Sellers; (iii) intercompany liabilities; (iv) except as otherwise specifically assumed pursuant to the terms of this Agreement, including but not limited to Article 9, and, the Assumed Liabilities, any liabilities or obligations incurred, arising from or out of, in connection with or as a result of claims made by or against Sellers or the International Affiliates (but not the Companies) whether before or after the Closing Date that arise out of events prior to the Closing Date; (v) any liabilities or obligations to the Cyanamid Storz Employees or the International Employees not specifically assumed pursuant to
Article 9; and (vi) product liability claims against the Sellers, the International Affiliates or Buyer relating to occurrences of injuries caused by the products of the Business prior to Closing.
 For purposes of clarity it is understood that Excluded Liabilities shall relate only to the purchase and sale of the Assets and that, by operation of law, Buyer is assuming all of the liabilities of the Companies, subject to the indemnity provisions set forth herein.

ARTICLE 1.46 	"FDA" shall have the meaning set forth
in Section 4.15.

ARTICLE 1.47 	"Final Net Asset Value" shall have the
meaning set forth in Section 3.5.3.

ARTICLE 1.48 	"Financial Statements" shall have the
meaning set forth in Section 4.5.1.

ARTICLE 1.49 	"GAAP" shall mean United States
generally accepted accounting principles.

ARTICLE 1.50 	"Governmental Authority" shall mean
any government or any department, commission, board, bureau, agency, court, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign, where a Company is now operating or has operated or where any of the Assets are located.

ARTICLE 1.51 	"HSR Act" shall have the meaning set
forth in Section 7.5.

ARTICLE 1.52 	"Hazardous Substance" shall mean
substances that are defined or listed in or otherwise classified pursuant to any applicable Environmental Laws as "hazardous substances", "hazardous materials", "hazardous waste" or "toxic substances" and shall specifically include petroleum, including crude oil or any fraction thereof, and natural gas in its various forms.

ARTICLE 1.53 	"Indemnifying Party" shall have the
meaning set forth in Section 11.2.1.

ARTICLE 1.54 	"Intellectual Property" shall mean all
(i) Patents, (ii) Know-how, (iii) Trademarks and (iv) copyrights, copyright registrations and applications for registration, inventions, designs, industrial and utility models (including registrations and applications for registration thereof), trade secrets and all other intellectual property rights whether registered or not, in each case which are licensed to or owned by any of the Companies and, in the case of Sellers or International Affiliates, are exclusively used in connection with the Business.

ARTICLE 1.55 	"International Affiliates" shall mean
those Affiliates of Sellers listed on Section 1.56 of the Disclosure Schedule.

ARTICLE 1.56 	"International Assets" shall mean
collectively (i) Intellectual Property listed in Section 1.57 of the Disclosure Schedule, (ii) the rights of the International Affiliates under the International Assumed Contracts, (iii) all machinery, apparatus, furniture, materials, supplies, owned motor vehicles and other equipment exclusively used in connection with the International Business, (v) all inventory of finished products (and related promotional and sales materials) held for sale in connection with the International Business as of the date hereof, together with any additions thereto and subject to any reductions therefrom received or incurred in operating the International Business in the ordinary course after the date hereof through the Closing Date, (vi) all prepaid expenses as of the date hereof, together with any additions thereto and subject to any reductions therefrom made or accrued by the International Affiliates in operating the International Business, in each case in the ordinary course and in compliance with Article 6 after the date hereof through the Closing Date, (vii) sales data, customer lists, information relating to customers, suppliers' names, mailing lists, and, if any, advertising matter and all rights thereto primarily relating to the International Business, (viii) all transferable Applicable Permits, and (ix) the benefits associated with and rights to any overfunded benefit plans with respect to Storz GmbH Employees and Chirurgie Employees with respect to whom liabilities under such plans are being assumed pursuant to Article 9.

ARTICLE 1.57 	"International Assumed Contracts"
shall mean the Contracts listed in Section 1.58 of the Disclosure
Schedule.

ARTICLE 1.58 	"International Business" shall mean
the business conducted by the International Affiliates relating to the manufacture, sale or distribution outside of the United States of products manufactured and/or distributed by the Companies and the products distributed in connection with the Cyanamid Storz Business and Wyeth Storz Business outside the United States.

ARTICLE 1.59 	"International Employees" shall mean
those employees of the International Affiliates whose employment responsibilities relate primarily to the International Business.
 Each International Employee as of the date hereof, is listed in
Section 1.60 of the Disclosure Schedule.

ARTICLE 1.60 	"International Inventory" shall mean
those items referred to in clause (v) of Section 1.57.

ARTICLE 1.61 	"International Payables" shall mean
accounts payable and accruals of the International Affiliates relating to the Business.

ARTICLE 1.62 	"International Plans" shall mean the
plans and arrangements referenced in the first sentence of
Section 9.2.1.

ARTICLE 1.63 	"International Premises" shall mean
the premises described on Section 1.64 of the Disclosure
Schedule.

ARTICLE 1.64 	"International Receivables" shall mean
accounts receivable of the International Affiliates relating to the Business.

ARTICLE 1.65 	"Know-how" shall mean all product
specifications, processes, product designs, plans, ideas, concepts, manufacturing, engineering and other manuals and drawings, technical information, data, research records, all promotional literature, customer and supplier lists and similar data and information, and all other confidential or proprietary technical and business information which is either (i) owned by the Companies or (ii) owned by Sellers or the International Affiliates and used exclusively in connection with the Business.

ARTICLE 1.66 	"Leased Real Property" shall mean all
real property leased by the Companies, including any buildings, structures, fixtures and improvements thereon or appurtenances thereto.

ARTICLE 1.67 	"License Agreement" shall mean that
certain license agreement between Buyer and Sellers, substantially in the form of Exhibit C hereto.

ARTICLE 1.68 	"Material Adverse Change" shall mean a
change that has had a Material Adverse Effect.

ARTICLE 1.69 	"Material Adverse Effect" shall mean
any effect which would reasonably be expected to have a material adverse effect on the assets, business, operations or financial condition of the Business.

ARTICLE 1.70 	"Minimum Loss" shall have the meaning
set forth in Section 11.3.

ARTICLE 1.71 	"Multiemployer Plan" means each U.S.
Employee Plan that is a multiemployer plan, as defined in Section
3(37) of ERISA.

ARTICLE 1.72 	"Net Assets" shall mean the Assets and
the total assets of the Companies (excluding the Excluded
Assets), minus the sum of the Assumed Liabilities and the total liabilities of the Companies (excluding the Excluded
Liabilities).

ARTICLE 1.73 	"Net Receivables" shall mean the net
amount of the International Receivables and International
Payables and Pharmaceutical Receivables and Pharmaceutical
Payables.

ARTICLE 1.74 	"Net Sales" equals gross sales less
returns, cash discounts, temporary price reductions, chargebacks, rebates and price adjustments.

ARTICLE 1.75 	"Operating Profit" shall mean the
amount calculated from the line items set forth on the Statements of Operating Profit included in the Financial Statements as follows: Net Sales less the sum of the following: Cost of Goods Sold; Marketing; Selling; Storage, Packaging & Shipping; Administrative; Research & Development; and General Expense; and excluding the following: amortization of goodwill and incentive compensation costs.

ARTICLE 1.76 	"Ophthalmics" shall have the meaning
set forth in the second WHEREAS clause of this Agreement.

ARTICLE 1.77 	"Ophthalmic Shares" shall have the
meaning set forth in Section 4.2.

ARTICLE 1.78 	"Owned Real Property" shall mean all
real property owned by the Companies set forth in Section 4.8.1 of the Disclosure Schedule hereto, including any buildings, structures and improvements thereon or appurtenances thereto.

ARTICLE 1.79 	"Patents" shall mean all patents and
patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals and extensions of the foregoing) which are either (i) owned by the Companies or (ii) owned by Sellers or the International Affiliates and used exclusively in connection with the Business.

ARTICLE 1.80 	"Pension Plan" means an "employee
pension benefit plan" (as such term is defined in Section 3(2) of ERISA) that is intended to qualify under Section 401(a) of the Code and is maintained by any of the Companies or any ERISA Affiliate, or to which any of the Companies or any ERISA Affiliate is required to contribute, or with respect to which any of the Companies or any ERISA Affiliate is or will be required to pay any amount.

ARTICLE 1.81 	"Permitted Encumbrances" shall have
the meaning set forth in Section 4.9.1.

ARTICLE 1.82 	"Person" shall mean an individual, a
corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

ARTICLE 1.83 	"Pharmaceutical Payables" shall mean
accounts payable and accruals of Sellers and the Companies arising from the manufacture and/or sale of ophthalmic pharmaceutical products included in the Business.

ARTICLE 1.84 	"Pharmaceutical Receivables" shall
mean accounts receivable of Sellers and the Companies arising from sales of ophthalmic pharmaceutical products included in the Business.

ARTICLE 1.85 	"Product Development Agreement" means
an agreement between Sellers and Buyer, or their respective
Affiliates, relating to product development efforts for different formulations of Ocuvite, based on the principal terms set forth in Exhibit D.

ARTICLE 1.86 	"Purchase Price" shall have the
meaning set forth in Section 2.1.

ARTICLE 1.87 	"Real Property" shall mean the Owned
Real Property and the Leased Real Property.

ARTICLE 1.88 	"Release" shall mean any release,
spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of Hazardous Substances into the environment.

ARTICLE 1.89 	"Research and Discovery Agreement"
shall mean an agreement relating to ophthalmic research and discovery to be entered into, substantially on the terms set forth in Exhibit E hereto.

ARTICLE 1.90 	"Section 338(h)(10) Elections" shall
have the meaning set forth in Section 7.7.5.

ARTICLE 1.91 	"Section 338 Taxes" shall mean any
Taxes that would not have been imposed but for the Section
338(h)(10) Elections or any elections under state, local or other
Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Elections.

ARTICLE 1.92 	"Securities Act" shall mean the
Securities Act of 1933, as amended, and the regulations thereunder.

ARTICLE 1.93 	"Shares" shall mean the Chirurgie
Shares, Ophthalmics Shares, Storz Shares and Storz GmbH Shares.

ARTICLE 1.94 	"Storz" shall have the meaning set
forth in the second WHEREAS clause of this Agreement.

ARTICLE 1.95 	"Storz Employees" shall mean (i) all
individuals who, on the Closing Date, are actively employed by any of the Companies; and (ii) all individuals who are on short-term disability leave, authorized leave of absence granted prior to the Closing Date in accordance with the terms of the Companies' leave policies as in effect as of the date of this Agreement or military service or lay-off with recall rights from any of the Companies as of the Closing Date.

ARTICLE 1.96 	"Storz GmbH" shall mean Storz
International GmbH, a wholly-owned subsidiary of Storz.

ARTICLE 1.97 	"Storz GmbH Employees" shall mean (i)
all individuals who, on the Closing Date, are actively employed by Storz GmbH; and (ii) all individuals who are on short-term disability leave, authorized leave of absence in accordance with the terms of Storz GmbH's policy as in effect as of the date of this Agreement or military service or lay-off with recall rights from Storz GmbH as of the Closing Date.

ARTICLE 1.98 	"Storz GmbH Plans" shall mean the
plans and arrangements referenced in Section 9.2.1.

ARTICLE 1.99 	"Storz GmbH Shares" shall mean all the
issued and outstanding shares of capital stock of Storz GmbH.

ARTICLE 1.100 	"Storz Shares" shall have the meaning
set forth in Section 4.2.

ARTICLE 1.101 	"Straddle Period" shall mean any
taxable period beginning before and ending after the Closing
Date.

ARTICLE 1.102 	"Supply Agreement" shall mean the
supply agreements under which certain products in finished packaged form related to the Cyanamid Storz Business and the Wyeth Storz Business shall be provided by Sellers or their Affiliates to Buyer, and/or its Affiliates, substantially in the form of Exhibit F attached hereto.

ARTICLE 1.103 	"Tax Affiliate" of a Person shall mean
any Affiliate of said Person which was included, or includable, in a Tax Return in which such Person was included as a member.

ARTICLE 1.104 	"Tax Assets" shall mean all assets
comprising receivables or deferred assets or prepayments for Taxes, except Value Added Tax ("VAT") receivables, of the
Companies for taxable periods (or portions thereof) ending on or before the Closing Date.

ARTICLE 1.105 	"Tax Liabilities" shall mean all
liabilities for Taxes imposed on the Companies or otherwise with respect to the Business or the Assets, in each case for the taxable periods, or portions thereof, ending on or before the Closing Date.

ARTICLE 1.106 	"Tax Returns" shall mean all reports,
returns, schedules and any other documents required to be filed with respect to Taxes and all claims for refunds of Taxes.

ARTICLE 1.107 	"Tax Sharing Arrangement" shall mean
any written or unwritten agreement or arrangement for the allocation or payment of Tax Liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax
Return which Tax Return includes any of the Companies.

ARTICLE 1.108 	"Taxes" (and with correlative
meanings, "Tax" and "Taxable") shall mean all taxes of any kind imposed by a federal, state, local or foreign Governmental Authority, and any payments made to another party pursuant to a Tax Sharing Arrangement, indemnity or other similar arrangement, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to industry or governmental social security laws or pursuant to other tax laws and regulations), employment, excise, severance, stamp, occupation, premium, property, transfer or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by such Governmental Authority with respect to such amounts.

ARTICLE 1.109 	"Trademarks" shall mean (i)
trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans associated with any products or services, or embodying associated goodwill, whether or not registered, and any applications or registrations therefor owned by the Companies and, in the case of Sellers or the International Affiliates, are exclusively used in connection with the Business.

ARTICLE 1.110 	"Transition Services Agreement" shall
mean the transition services agreement to be entered into between Sellers or their Affiliates and Buyer based on the principal terms set forth in Exhibit G.

ARTICLE 1.111 	"U.S. Benefit Arrangements" shall mean
the arrangements referenced in the Section 9.1.4.

ARTICLE 1.112 	"U.S. Employee Plan" means any plan
referenced in Section 9.1.1.

ARTICLE 1.113 	"Wyeth Storz Assets" shall mean (i)
Intellectual Property listed in Section 1.114 of the Disclosure Schedule, (ii) the rights of AHP under the Wyeth Storz Assumed Contracts, (iii) all inventory of finished products (including the finished goods inventories of the AHP ophthalmic pharmaceutical products described in Section 1.114 of the Disclosure Schedule) and other tangible personal property (and related promotional and sales materials) held for sale or used primarily in connection with the Wyeth Storz Business as of the date hereof, together with any additions thereto and subject to any reductions therefrom received or incurred in operating the Wyeth Storz Business in the ordinary course after the date hereof through the Closing Date, (iv) all prepaid expenses as of the date hereof, together with any additions thereto and subject to any reductions therefrom made or accrued by AHP in operating the Wyeth Storz Business in the ordinary course and in compliance with Article 6 after the date hereof through the Closing Date,
(v) sales data, customer lists, information relating to customers, suppliers' names, mailing lists, and, if any, advertising matter and all rights thereto relating to the Wyeth Storz Business, (vi) all transferable Applicable Permits.

ARTICLE 1.114 	"Wyeth-Storz Assumed Contracts" shall
mean the Contracts listed in Section 1.115 of the Disclosure
Schedule.

ARTICLE 1.115 	"Wyeth Storz Business" shall mean the
business conducted in the United States by AHP and outside the United States by the International Affiliates related primarily to the manufacture, sale and distribution of the products included in the Wyeth Storz Assets.

ARTICLE 1.116 	Additional defined terms:

 			Term				                   		Section
 			Andersen					                3.5.1
 			European Employees			        9.5.3(a)
 			Notice of Disagreement		     3.5.2
 			Section 3.5.1 Documents		    3.5.1
 			Third Party Claim			         11.2.1
 			Transfer Provisions 		       9.5.3(b)

 		Additional definitions are set forth in Article 9.


ARTICLE 2
 	THE ACQUISITION

ARTICLE 2.1 	Purchase and Sale.  Upon the terms and
subject to the conditions of this Agreement, (i) Sellers shall (and shall cause the International Affiliates to) sell, assign, transfer and deliver to Buyer the Shares and the Assets, and (ii) Buyer and/or Affiliates of Buyer shall purchase and accept the Shares and the Assets from Sellers and the International Affiliates, subject to the Assumed Liabilities, for an aggregate purchase price of THREE HUNDRED EIGHTY MILLION DOLLARS ($380,000,000), payable at Closing, subject to adjustment as provided in Section 3.6 (the price as so adjusted, together with the Assumed Liabilities, is herein called the "Purchase
Price").

ARTICLE 2.2 	Assumption of Liabilities.  Pursuant to
assumption agreements to be executed and delivered in accordance with Section 3.2(j), Buyer and/or Affiliates of Buyer will assume at the Closing and subsequently, in due course, pay, honor and discharge all of the Assumed Liabilities.


ARTICLE 3
 	CLOSING; PURCHASE PRICE ADJUSTMENT

ARTICLE 3.1 	The Closing.  Unless this Agreement
shall have been terminated, on the terms and subject to the conditions of this Agreement, the closing of the sale and purchase of the Shares and the Assets and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at the New York City offices of Buyer's counsel, O'Melveny & Meyers on the later of December 15, 1997 or the next succeeding business day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the parties to this Agreement will exchange funds, certificates and other documents specified in this Agreement. For purposes of this Agreement the Closing will be treated as if it occurred at 11:59 P.M. on the Closing Date.

ARTICLE 3.2 	Deliveries by Buyer.  At the Closing,
Buyer shall deliver, or cause to be delivered, to Sellers the following:

 		(a)	the amount of the Purchase Price specified in
Section 2.1 to be paid at Closing, payable by wire transfer of immediately available funds on the Closing Date to an account specified in writing by Sellers, such notice to be delivered no less than two business days prior to the Closing Date.

 		(b)	the certificate by an officer of Buyer required to
be delivered pursuant to Section 8.2.3;

 		(c)	a certificate, signed by an authorized officer of
Buyer, certifying as to (i) the due organization and good standing of Buyer, (ii)the corporate resolutions of Buyer authorizing the transactions contemplated by this Agreement, and
(iii) the incumbency of officers of Buyer executing this Agreement and the other agreements, instruments or certificates delivered at or prior to the Closing;

 		(d)	the Transition Services Agreements, duly executed
by Buyer and/or any Affiliates of Buyer;

 		(e)	the Supply Agreements, duly executed by Buyer
and/or any Affiliates of Buyer;

 		(f)	the Research and Discovery Agreement, duly
executed by Buyer and/or an Affiliate of Buyer;

 		(g)	the Diamox, Neptazane and Phospholine Iodide Co-
Promotion Agreement duly executed by Buyer and/or any Affiliates of Buyer;

 		(h)	the Cidofovir Co-Marketing Agreement, duly
executed by Buyer and/or an Affiliate of Buyer;

 		(i)	 the License Agreement, duly executed by Buyer
and/or an Affiliate of Buyer;

 		(j)	the Product Development Agreement, duly executed
by Buyer and/or an Affiliate of Buyer;

 		(k)	such instruments of assumption and other
certificates, instruments or documents, in form and substance reasonably acceptable to Sellers, as may be necessary to effect
Buyer's assumption under Applicable Laws of the Assumed
Liabilities; and

 		(l)	such other instruments and documents, in form and
substance reasonably acceptable to Sellers, as may be necessary to effect the Closing.

ARTICLE 3.3 	Deliveries by Sellers.  At the Closing,
Sellers shall deliver, or cause to be delivered by the International Affiliates, to Buyer and any Affiliates designated by Buyer the following:

 		(a)	certificate(s) representing the Shares duly
endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank;

 		(b)	the certificate by officers of Sellers required to
be delivered pursuant to Section 8.3.3;

 		(c)	a certificate, signed by an authorized officer of
each of Sellers, certifying as to (i) the due organization and good standing of each Seller, (ii) the corporate resolutions of each Seller authorizing the transactions contemplated by this Agreement, and (iii) the incumbency of officers of each Seller executing this Agreement and the other agreements, instruments or certificates delivered at or prior to the Closing;

 		(d)	the stock books, stock ledgers, minute books and
corporate seals of the Companies;

 		(e)	the Transition Services Agreements, duly executed
by Cyanamid, AHP or their Affiliates;

 		(f)	the Supply Agreements, duly executed by Cyanamid,
AHP or their Affiliates;

 		(g)	the Research and Discovery Agreement, duly
executed by a Seller or an Affiliate of Sellers.

 		(h)	the Diamox, Neptazane and Phospholine Iodide Co-
Promotion Agreement, duly executed by a Seller and/or an Affiliates of Sellers;

 		(i)	the Cidofovir Co-Marketing Agreement, duly
executed by a Seller and/or an Affiliate of Sellers;

 		(j)	the License Agreement, duly executed by a Seller
and/or an Affiliate of Sellers;

 		(k)	the Product Development Agreement duly executed by
a Seller and/or an Affiliate of Sellers;

 		(l)	bills of sale and any other appropriate
instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer, transferring to Buyer or its Affiliates under Applicable Laws all tangible personal property included in the Assets, including Books and Records;

 		(m)	bills of sale and any other appropriate
instruments of sale and conveyance, in form and substance reasonably acceptable to Buyer, transferring to Buyer or its Affiliates under Applicable Laws all Intellectual Property included within the Assets (Buyer, at its own expense, shall prepare any and all individual assignment documents required in the respective countries and shall record them in the national patent and trademark and other government offices, as applicable);

 		(n)	assignments or, where necessary, subleases, in
form and substance reasonably acceptable to Buyer, assigning or subleasing to Buyer or its Affiliates under Applicable Laws all Assumed Contracts and transferable Applicable Permits;

 		(o)	such instruments of cancellation and other
appropriate documents, in form and substance reasonably acceptable to Buyer, cancelling all loans or other obligations for borrowed money owed by any of the Companies to Sellers or any of their Affiliates, duly executed by Sellers or such Affiliates, as the case may be;

 		(p)	such other instruments and documents, in form and
substance reasonably acceptable to Buyer and Sellers, as may be necessary to effect the Closing; and

 		(q)	letters of resignation executed by the directors
of each of the Companies and such letters executed by officers of the Companies as shall be requested by Buyer.

ARTICLE 3.4 	Further Assurances.

ARTICLE 3.4.1 	From time to time, at Buyer's or
Sellers' request and in accordance with Section 7.3, whether at or after the Closing Date, Buyer or Sellers, as the case may be, shall, and shall cause their respective Affiliates to, execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or Sellers, as the case may be, may reasonably require of the other party to more effectively assign, convey and transfer to such party the Shares and the Assets, and to assume the Assumed Liabilities, as contemplated by this Agreement. In addition, Buyer shall or shall cause its Affiliates to, upon Sellers' request, to execute and deliver appropriate instruments of conveyance, transfer and assignment to assign, convey and transfer to Sellers' designated Affiliate all right, title and interest to the Excluded Assets and any security documentation and agreements relating thereto.

ARTICLE 3.4.2 	To the extent that the assignment of any
Assumed Contract or other Asset to Buyer hereunder shall require the consent of the other party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. Sellers will use their diligent efforts to obtain the consent of the other parties to such Assumed Contracts for the assignment thereof to Buyer, provided, however, that Sellers shall not be obligated to make any payment or take any other detrimental action to obtain any such consent. If any such consent is not obtained, Sellers shall, and shall cause their Affiliates to, cooperate with Buyer in any arrangement reasonably requested by Buyer to provide for Buyer the benefits under any such Contract, including the enforcement at the cost of and for the benefit of Buyer of any and all rights thereunder of Sellers or their respective Affiliates against the other party thereto.

ARTICLE 3.4.3 	If any Applicable Permit is
nontransferable, following the date hereof Sellers shall, and shall cause their Affiliates to, reasonably cooperate with Buyer and its Affiliates in connection with Buyer's and its Affiliates' efforts to obtain any such Applicable Permit in its or their own names. If Buyer and its Affiliates are unsuccessful in obtaining any such Applicable Permit at or prior to the Closing, the Sellers or the International Affiliates will provide, at Buyer's cost, interim services for Buyer's account for such period as may reasonably be necessary to allow Buyer and its Affiliates to secure such Applicable Permit in its or their own names to the extent practicable and upon reasonable terms and conditions. In the event any Applicable Permit (including product registrations) is not obtained by the Closing Date, Sellers shall, and shall cause their Affiliates to, cooperate with Buyer in any arrangement reasonably requested by Buyer to provide for Buyer the benefits under any such Applicable Permit (including product registrations) under the terms of the Transaction Services Agreement.

ARTICLE 3.4.4   Any returns of consigned inventory
received by Sellers or the International Affiliates shall be promptly forwarded to Buyer. To the extent International
Affiliates receive payments specifically designated as payment for purchases made from Buyer or its Affiliates after the Closing, the International Affiliates will promptly forward such payments to Buyer.

ARTICLE 3.5 	Closing Statement.

ARTICLE 3.5.1 	As promptly as practicable, but no later
than 90 days after the Closing Date, Sellers, at their own expense, will cause to be prepared in accordance with GAAP, applied on a basis which is consistent with the preparation of the Financial Statements, and shall deliver to Buyer a combined adjusted statement, together with notes thereto, of the Net Assets (which shall include any cash remaining in any of the Companies on the Closing Date) as of the close of business on the Closing Date (the "Closing Statement"), including a schedule based on such Closing Statement setting forth Sellers' calculation of the value of the Net Assets as of the Closing Date (the "Closing Net Asset Value") which statement will indicate, but not include, the Net Receivables as of the Closing Date; provided, however, that for purposes of calculating the Closing Net Asset Value, such calculation shall include reserves calculated in a manner consistent with the manner used in calculating such reserves in the Statement of Net Assets as of December 31, 1996 included in the Financial Statements. The Closing Statement shall include line items and notes substantially consistent with those of the audited statements of Net Assets included in the Financial Statements except for the exclusion of the Net Receivables. Buyer, at its own expense, shall cause the Companies and Buyer's Affiliates and their respective employees to assist Sellers in the preparation of the Closing Statement and shall provide Sellers and their independent auditors, Arthur Andersen LLP ("Andersen"), access at all reasonable times to the personnel, properties, books and records of the Companies for such purpose. The Closing Statement shall be accompanied by an audit report from Andersen stating that in its opinion the Closing Statement presents fairly, in all material respects, the Net Assets and the Net Receivables as of the Closing Date in conformity with GAAP and pursuant to the terms of this Agreement, applied on a basis which is consistent with the preparation of the Financial Statements. The Closing Statement and the accompanying audit report are collectively referred to as the "Section 3.5.1 Documents".

ARTICLE 3.5.2 	If Buyer disagrees with Sellers'
calculation of Closing Net Asset Value contained in the Section
3.5.1 Documents, Buyer may, within 30 days after delivery of the
Section 3.5.1 Documents, deliver a notice to Sellers disagreeing with such calculation and setting forth Buyer's calculation of such amount ("Notice of Disagreement"). Any such Notice of Disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Section 3.5.1 Documents.

ARTICLE 3.5.3 	If a Notice of Disagreement shall be
duly and timely delivered pursuant to Section 3.5.2, the parties shall, during the 30 days following such delivery, use their diligent efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Net Asset Value, which amount shall not be more than the amount thereof shown in the Section 3.5.1 Documents nor less than the amount thereof shown in the Notice of Disagreement. If, during such period, the parties are unable to reach agreement, they shall promptly thereafter cause a mutually acceptable firm of nationally recognized independent public accountants (the "Accountant") promptly to review this Agreement, the appropriate books and records relating to the Business and the Assets and the disputed items or amounts for the purpose of calculating Closing Net Asset Value. In making such calculation, the Accountant shall consider only those items or amounts in the Closing Statement or Sellers' calculation of Closing Net Asset Value as to which Buyer has disagreed. The Accountant shall deliver to Sellers and Buyer, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne (i) by the party whose calculation or calculations, taken together, were furthest from that of the Accountant, or (ii) otherwise equally by Sellers and Buyer. "Final Net Asset Value" means (A) Closing Net Asset
Value as shown in Sellers' calculation delivered pursuant to
Section 3.5.1 if no Notice of Disagreement with respect thereto is duly and timely delivered, (B) the amount agreed upon by the parties pursuant to this Section 3.5.3, or (C) in the absence of such agreement, the amount as shown in the Accountant's calculation delivered pursuant to this Section 3.5.3; provided that Final Net Asset Value shall not in any event be more than Sellers' calculation delivered pursuant to Section 3.5.1 nor less than Buyer's calculation pursuant to Section 3.5.2.

ARTICLE 3.6 	Adjustment of Purchase Price.

ARTICLE 3.6.1 	If the amount of $73,192,000 ("Base Net
Asset Value") exceeds the Final Net Asset Value, Sellers shall pay to Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.6.2, the amount of such excess. If Final Net Asset Value exceeds Base Net Asset Value, Buyer shall pay to Sellers, in the manner and with interest as provided in Section 3.6.2, the amount of such excess.
 Any such payment pursuant to this Section 3.6.1 shall be made
(i) within 30 days after Sellers' delivery of the Section 3.5.1 Documents if no Notice of Disagreement with respect to Closing Net Asset Value is duly and timely delivered pursuant to Section
3.5.2 or (ii) if a Notice of Disagreement with respect to Closing Net Asset Value is duly and timely delivered pursuant to Section 3.5.2, then within 10 days after the earlier of (A) agreement between the parties pursuant to Section 3.5.3 with respect to Closing Net Asset Value or (B) delivery of the Accountant's calculation of Final Net Asset Value pursuant to Section 3.5.3.

ARTICLE 3.6.2 	Any payment made pursuant to this
Section 3.6 shall be made by wire transfer or by delivery to the payee of the required amount in immediately available funds to such account as the payee shall have designated for such purpose at least two days prior to the date of the required payment (or, if not so designated, by certified or official bank check payable in immediately available funds to the order of the payee in such amount). The amount to be paid under this Section shall bear interest from and including the date immediately preceding the Closing Date to the date of payment at a rate per annum equal to the rate publicly announced by Chase Manhattan Bank (or its successor) in New York, New York as its prime rate in effect on the Closing Date. Interest shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.


ARTICLE 4
 	REPRESENTATIONS AND WARRANTIES
 	OF SELLERS

 		Sellers hereby jointly and severally represent and warrant to Buyer as follows:

ARTICLE 4.1 	Organization, Good Standing, Power, Etc.

ARTICLE 4.1.1 	Each of the Companies is a corporation
duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to result in a Cost in excess of $200,000. Copies of (i) the certificate of incorporation and by-laws (or similar charter documents) of each of the Companies including all amendments thereto, (ii) the minute books of each of the Companies and (iii) the stock transfer books of each of the Companies, heretofore delivered, furnished or made available to Buyer or its representatives by Sellers, are true and complete as of the date hereof (except in the case of the minute books, which are true and complete in all material respects). The certificate of incorporation and by-laws (or similar charter documents) of each of the Companies is in full force and effect, and none of the Companies is in violation or breach of any of the provisions of its certificate of incorporation or by-laws (or similar charter documents) in any material respect.

ARTICLE 4.1.2 	Each of Sellers is a corporation duly
organized, validly existing and in good standing under the laws of the state of its incorporation. Each of Sellers has the requisite corporate power and authority to execute and deliver this Agreement, and Sellers and the International Affiliates have all requisite corporate power and authority to execute and deliver the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Sellers, the execution and delivery by Sellers or the International Affiliates of the other agreements contemplated hereby, and the consummation by Sellers and the International Affiliates of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Sellers and the International Affiliates and no other or further corporate proceedings will be necessary for the execution and delivery of such agreements by Sellers and the International Affiliates, the performance by Sellers and the International Affiliates of their obligations hereunder and thereunder and the consummation by Sellers and the International Affiliates of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Sellers and constitutes a legal, valid and binding obligation of each of Sellers enforceable against Sellers in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditors' rights and general principles of equity.

ARTICLE 4.2 	Capitalization of the Companies.  As of the
date of this Agreement, the authorized capital stock of (i) Storz consists of 20,000 shares of Common Stock, $100 par value per share (the "Storz Shares"), all of which Storz Shares are validly issued and outstanding, fully paid and non-assessable
(ii) Ophthalmics consists of 1,000 shares of Common Stock, $1.00 par value per share, only of which 10 shares (the "Ophthalmics Shares") are validly issued and outstanding, fully paid and non-assessable, and (iii) Chirurgie consists of 8,000 shares of Ordinary Stock, 100ff par value per share, all of which Chirurgie Shares are validly issued and outstanding, fully paid and non-assessable.

ARTICLE 4.2.1 	There are no options, warrants or other
rights, agreements, arrangements or commitments of any character obligating any of the Companies to issue or sell any shares of capital stock of or other equity interests in any of the Companies, or any securities or obligations convertible into or exchangeable for any shares of capital stock of any of the Companies or other equity interests in any of the Companies obligating any of the Companies to grant, extend or enter into any such right, agreement, arrangement or commitment.

ARTICLE 4.2.2 	There are no outstanding contractual
obligations of any of the Companies to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, any of the Companies, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

ARTICLE 4.2.3 	Cyanamid is the record and beneficial
owner of the Storz Shares and the Ophthalmic Shares, and has good, valid and marketable title to all of the respective Shares free and clear of any Encumbrances and any preemptive or subscription rights of any Person. There are no restrictions with respect to the transferability of the Shares except as provided by Applicable Law.

ARTICLE 4.3 	Subsidiaries.  Storz is the record and
beneficial owner of all the Storz GmbH Shares, free and clear of any Encumbrances and any preemptive or subscription rights of any Person. Other than with respect to the matters set forth in
Section 4.3 of the Disclosure Schedule, and other than with respect to Storz GmbH (it being understood that all such interests shall be transferred out of the Companies prior to Closing), none of the Companies own any interest in any corporation and neither Company is a participant or owns an interest in any partnership or any joint venture with any third party. Wyeth Nutrition (1 Share) and Wyeth-Lederle (7,999 Shares) are collectively the record and beneficial owner, and AHP is the indirect beneficial owner, of all the Chirurgie Shares, free and clear of any Encumbrances and any preemptive or subscription rights of any Person.

ARTICLE 4.3.1 	There are no options, warrants or other
rights, agreements, arrangements or commitments of any character obligating either Chirurgie or Storz GmbH to issue or sell any shares of capital stock of or other equity interests in either Chirurgie or Storz GmbH, or any securities or obligations convertible into or exchangeable for any shares of capital stock of either Chirurgie or Storz GmbH or other equity interests in either Chirurgie or Storz GmbH obligating Chirurgie or Storz GmbH to grant, extend or enter into any such right, agreement, arrangement or commitment.

ARTICLE 4.3.2 	There are no outstanding contractual
obligations of either Chirurgie or Storz GmbH to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, either Chirurgie or Storz GmbH, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

ARTICLE 4.4 	Effect of Agreement.  The execution,
delivery and performance by Sellers of this Agreement and the execution, delivery and performance by Sellers and the International Affiliates of the other agreements contemplated hereby and the consummation by Sellers and the International Affiliates of the transactions contemplated hereby and thereby will not require any notice to, filing with, or the consent, approval or authorization of, any person or Governmental Authority, except as contemplated in Section 7.5 hereof or as set forth in Section 4.4 of the Disclosure Schedule, other than where the failure to obtain such consent, approval or authorization, or to give or make any such notice or filing, would not reasonably be expected to have a Cost in excess of $200,000. Except as contemplated in Section 7.5 hereof or as set forth in Section 4.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement or of the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) violate or result in a breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any Contract material to the Business, (ii) conflict with, violate or result in a breach of any provision of the incorporation documents or by-laws of either of Sellers or any of the Companies, or any similar corporate documents of the International Affiliates in any material respect, or (iii) conflict with or violate any Applicable Laws or court orders in any material respect.

ARTICLE 4.5 	Financial Statements and Net Asset Value.

ARTICLE 4.5.1 	Sellers will deliver the financial
statement set forth in clause (i) below as soon as it becomes available but in no event later than November 15, 1997 and Sellers have delivered to Buyer or its representatives the financial statements set forth in clause (ii) below (the "Financial Statements"): (i) an audited combined adjusted statement of Operating Profit for the year ended December 31, 1996 which includes the results derived from the Business for such period and a combined adjusted statement of Net Assets as of December 31, 1996 (including notes thereto) indicating (but not including) the Net Receivables as of such date, which combined adjusted statement contains a report from Andersen reporting thereon; and (ii) an unaudited combined adjusted statement of Operating Profit for the six months ended June 30, 1997, which includes the results derived from the Business for such period and a combined adjusted statement of Net Assets as of June 30, 1997 including the Net Receivables as of such date, each prepared consistently with the December 31, 1996 Financial Statements (except for the inclusion, rather than indication of the Net Receivables in the Statement of Net Assets as of June 30, 1997), copies of all of which are and will be when delivered attached hereto as Section 4.5.1(a) of the Disclosure Schedule.

ARTICLE 4.5.2 	When delivered, the Financial Statements
will (i) have been prepared from the books and records of Sellers, the Companies and the International Affiliates, (ii) except as set forth in Section 4.5.2 of the Disclosure Schedule and in the Financial Statements (including the notes thereto), have been prepared in accordance with GAAP and contain sufficient supporting disclosures as required to make the information presented not misleading, and accurately reflect, in all material respects, the Operating Profit for the 1996 year and the six months ended June 30, 1997, respectively, and the Net Assets and Net Receivables as of December 31, 1996 and June 30, 1997, respectively.

ARTICLE 4.6 	Absence of Certain Changes or Events.
Except (i) to the extent arising out of or relating to the transactions contemplated by this Agreement (ii) for Contracts entered into since June 30, 1997 that are included in the Contracts listed on Schedule 4.10(i) of the Disclosure Schedule, and (iii) for matters listed on Section 4.6 of the Disclosure Schedule, since June 30, 1997 (A) the Business has been operated in the ordinary course in a manner consistent with past practice,
(B) there has not been any Material Adverse Change, (C) to the knowledge of Sellers, no change has occurred which would reasonably be expected to result in a Material Adverse Change,
(D) there has not been any agreement, condition, action or omission which would be proscribed by (or require consent under)
6.1.4 had it existed, occurred or arisen after the date of this Agreement, (E) there has not been any strike or other labor dispute, and (F) there has not been any casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Assets or assets of the Companies which would reasonably be expected to have a Material Adverse Effect.

ARTICLE 4.7 	Taxes.

ARTICLE 4.7.1 	Except as disclosed on Section 4.7 of
the Disclosure Schedule, (i) the Companies have filed on or before the date hereof (or will timely file) all Tax Returns required to be filed for tax years or periods ending on or before the Closing Date; (ii) except where failure to pay would not have a Material Adverse Effect, all such Tax Returns are (or will be) complete and accurate and disclose (or will disclose) all Taxes required to be paid by the Companies for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been (or will be) timely paid; (iii) except where failure to pay would not have a Material Adverse Effect, all Taxes (whether or not shown on any Tax Return) owed by the Companies and required to be paid with respect to tax years or periods ending on or before the Closing Date have been (or will be) timely paid or are being presently contested in good faith; (iv) none of the Companies or any of their Tax Affiliates have waived or been requested to waive any statute of limitations in respect of Taxes; (v) the income Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Companies; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements will terminate on or prior to the Closing
Date and the Companies will have no liability thereunder on or after the Closing Date; (ix) there are no liens for Taxes upon any of the assets of the Companies or the Assets except liens relating to current Taxes not yet due; (x) no intercompany obligation (as described in Prop. Treas. Reg. Section 1.1502-13(g)) of the Companies or any Tax Affiliate will remain outstanding following the Closing; and (xi) the Companies have no corporate acquisition indebtedness, as described in Section 279(b) of the Code.

ARTICLE 4.7.2 	No transaction contemplated by this
Agreement is subject to withholding under Section 1445 of the Code.

ARTICLE 4.7.3 	As a result of the transactions
contemplated by this Agreement, neither the Companies nor Buyer will be obligated to make a payment to an individual that would be an "excess parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code.

ARTICLE 4.7.4 	None of the Companies is, or will be as
of the Closing, a "consenting corporation" within the meaning of Section 341(f) of the Code.

ARTICLE 4.8 	Real Property.

ARTICLE 4.8.1 	Owned Real Property.  Section 4.8 of the
Disclosure Schedule sets forth a list of all Owned Real Property.
 Except as set forth on Section 4.8.1 of the Disclosure Schedule and except for Permitted Encumbrances, (i) the Companies have good, valid and marketable fee simple title to each parcel of Owned Real Property and (ii) none of the Owned Real Property is subject to any lease.

ARTICLE 4.8.2 	Leased Real Property.  Section 4.8.2 of
the Disclosure Schedule sets forth a list of all Leased Real Property. The Companies have a valid and binding leasehold interest in all Leased Real Property and an International Affiliate has a valid leasehold interest in each parcel included in the International Premises and each of such leases is in full force and effect in accordance with its terms and there exists no material breach or default thereunder on the part of any of the Companies or their Affiliates or, to the knowledge of Sellers, any other party thereto.

ARTICLE 4.9 	Good Title To and Condition of Assets;
Conduct of Business.

ARTICLE 4.9.1 	The Companies have good title to, or a
valid and binding leasehold interest in, the assets of the Companies and AHP, Cyanamid and the International Affiliates, respectively, have good title to, or a valid and binding leasehold interest in, the Wyeth Storz Assets, the Cyanamid Storz Assets and the International Assets, respectively (other than Real Property and Intellectual Property which are addressed in
Section 4.8 and 4.11, respectively), in each case free and clear of all Encumbrances, except (i) as set forth in Section 4.9.1 of the Disclosure Schedule, (ii) any Encumbrances disclosed in the Financial Statements, (iii) liens for Taxes, assessments and other governmental charges not yet due and payable, (iv) immaterial mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business, and equipment leases with third parties entered into in the ordinary course of business, (v) with respect to Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record,
(B) any conditions that are shown by a current survey (which has been made available for Buyer's review prior to the date hereof) or physical inspection and (C) zoning, building and other similar restrictions pursuant to Applicable Laws and (vi) other Encumbrances which, individually or in the aggregate, are not material and would not be required to be disclosed or reflected on a consolidated balance sheet of the Companies and, with respect to the Assets, Sellers and International Affiliates, prepared in accordance with GAAP (all items included in (i) through (vi) are referred to collectively herein as the "Permitted Encumbrances").

ARTICLE 4.9.2 	The physical assets of the Companies and
the Assets taken as a whole are in good and serviceable condition (subject to normal wear and tear and immaterial impairments of value and damage) and are generally suitable for the uses for which they are intended. Except as set forth in Section 4.9.2 of the Disclosure Schedule, and except for the Excluded Assets, the Assets, together with all assets owned by the Companies (other than Intellectual Property which is addressed in Section 4.11), constitute all of the assets necessary to conduct the Business consistent with past practice.

ARTICLE 4.10 	Contracts.  Section 4.10(i) of the
Disclosure Schedule sets forth a list, as of the date hereof, of each Contract other than (i) purchase orders in the usual and ordinary course of business and (ii) any Contract involving the payment of less than $300,000 or terminable by any of the Companies or by the respective Seller or International Affiliate without material penalty upon not more than 60 days' notice. Except as set forth in Section 4.10(ii) of the Disclosure Schedule, each Contract listed in Section 4.10(i) of the Disclosure Schedule or Section 4.11.1 of the Disclosure Schedule is a valid and binding agreement and is in full force and effect. Except as otherwise provided in Section 4.10(iii) of the Disclosure Schedule, neither Sellers, the International Affiliates nor the Companies are in default, and to Sellers' knowledge there is no default by the other party, under any Contract listed in Section 4.10(i) of the Disclosure Schedule which default has not been cured or waived, except for such defaults as would not reasonably be expected to have a Cost in excess of $200,000. Except as described on Section 4.10(iv) of the Disclosure Schedule, to the knowledge of Sellers, there is no event or circumstance which, with the passage of time or the giving of notice or both, would constitute a material default or breach by any of the Companies, Sellers or International Affiliates that is a party thereto under any of the Contracts listed on Section 4.10(i) of the Disclosure Schedule or would give rise to any right of termination or acceleration thereunder except for such default, breach, termination or acceleration as would not reasonably be expected to have a Cost in excess of $200,000. To the knowledge of Sellers, there is no assertion by any third party of any claim of material default or breach under any of the Contracts except for such claim as would not reasonably be expected to have a Cost in excess of $200,000.

ARTICLE 4.11 	Intellectual Property Rights.

ARTICLE 4.11.1 	Section 4.11.1 of the Disclosure
Schedule sets forth a listing of (i) all Patents, registered Trademarks and applications therefor, registered copyrights and applications for copyright registration, industrial and utility model registrations and applications therefor, and design registrations and applications therefor, included in the Intellectual Property, (ii) all Contracts under which any of the Companies or any of their Affiliates is licensed or otherwise uses or is permitted to use Intellectual Property which is material to the Business, (iii) all Contracts under which any of the Companies or any of their Affiliates licenses or otherwise permits any party to use Intellectual Property; provided, however that except as set forth in Section 7.9, the right to use "American Home" or "Cyanamid" or anything imitative thereof or anything confusingly similar thereto are prohibited and such assets are expressly excluded from the purchase and sale hereunder. Except as set forth in Section 4.11.1, of the Disclosure Schedule or as provided in the preceding clause or for the terms contemplated or set forth in the Supply Agreements, the Intellectual Property consists of all such rights required to conduct the Business consistent with past practice.

ARTICLE 4.11.2 	To the knowledge of Sellers, except as
set forth in Section 4.11.2 of the Disclosure Schedule, (i) no person has claimed that the conduct of the Business as currently conducted infringes on or otherwise violates the intellectual property rights of any other Person, (ii) no Person is challenging or infringing or otherwise violating the Intellectual Property, (iii) there are no agreements, written or oral, consent decrees or settlement arrangements that would limit or restrict Buyer's or its Affiliates' use of the Intellectual Property in the operation of the Business except, in each case, for challenges, infringements or violations that would be not reasonably expected to have a Material Adverse Effect, and (iv) to the knowledge of Sellers, none of Sellers, the International Affiliates nor the Companies have engaged in any conduct with respect to the Business that would reasonably be expected to provide any third party with a valid claim of infringement of Intellectual Property against the Companies or, with respect to the Assets, Sellers or the International Affiliates.

ARTICLE 4.11.3 	Except as disclosed on Section 4.11.3 of
the Disclosure Schedule, the Companies, Sellers or their Affiliates either (i) own the entire right, title and interest in and to the Intellectual Property free and clear of any Encumbrances; or (ii) have the royalty-free right to use the same.

ARTICLE 4.11.4 	Except as disclosed on Section 4.11.4 of
the Disclosure Schedule, the Companies, Sellers and their Affiliates are not in breach of any material provision of any material agreement, commitment, contractual understanding, license, sublicense, assignment or indemnification which relates to any of the Intellectual Property used in the Business and they have not taken any action which would have a Material Adverse Effect on their rights in any of the Intellectual Property used in the Business.

ARTICLE 4.12 	Litigation and Claims.

ARTICLE 4.12.1 	Except as set forth in Section 4.12.1 of
the Disclosure Schedule, and except for matters under Environmental Laws or relating to the Environmental Condition of the Real Property (as to which no representation or warranty is being made except as set forth in Section 4.14) there is no civil, criminal or administrative action, suit, hearing, proceeding or investigation pending or, to the knowledge of Sellers, threatened against any of the Companies or, to the extent involving the Assets, Sellers or the International Affiliates, other than those that individually or in the aggregate would not reasonably be expected to have a Cost in excess of $200,000.

ARTICLE 4.12.2 	Except as set forth in Section 4.12.2 of
the Disclosure Schedule, and except for matters under Environmental Laws or relating to the Environmental Condition of the Real Property (as to which no representation or warranty is being made except as set forth in Section 4.14), none of the Companies nor, to the extent involving the Assets, Sellers or the International Affiliates are subject to any order, writ, judgment, award, injunction or decree of any court or Governmental Authority or any arbitrator or arbitrators other than those that would not reasonably be expected to have a Cost in excess of $200,000.

ARTICLE 4.13 	 Compliance with Law; Applicable
Permits. Except as set forth in Section 4.12 of the Disclosure Schedule or Section 4.13 of the Disclosure Schedule, and except for matters relating to Taxes which are addressed in Section 4.7, and except for matters under Environmental Laws or relating to the Environmental Condition of the Real Property and the International Premises (as to which no representation or warranty is made except as set forth in Section 4.14), the Business is being conducted in compliance with all Applicable Laws, except where the failure so to comply would not reasonably be expected to have a Cost in excess of $200,000. The Companies (and Sellers and the International Affiliates to the extent relating to the Assets) have all Applicable Permits necessary to own, operate or lease their respective properties and to conduct the Business as currently conducted, other than those the absence of which would not reasonably be expected to have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of Sellers, the International Affiliates, or the Companies threatened which may result in the revocation, cancellation or suspension of any such Applicable Permits, except those the absence of which would not reasonably be expected to have a Material Adverse Effect.

ARTICLE 4.14 	Environmental Matters.  Except as
disclosed on Section 4.14 of the Disclosure Schedule:

ARTICLE 4.14.1 	Each of the Companies has obtained those
environmental permits, licenses or approvals necessary for its operation, or as required by law, other than those the absence of which would not be reasonably expected to have a Material Adverse Effect, which permits are in full force and effect and is in compliance with such permits and other requirements of applicable Environmental Laws except where the failure to so comply would not be reasonably expected to have a Cost in excess of $200,000 and Sellers have no knowledge of any such failures to comply which have occurred in the past;

ARTICLE 4.14.2 	none of the Companies has received any
written notice of or is otherwise aware of any claims by any Governmental Authority alleging a violation of any Environmental Laws which have not been complied with except where the failure to so comply would not be reasonably expected to have a Cost in excess of $200,000 and, to Sellers' knowledge, no such actions are threatened;

ARTICLE 4.14.3 	to the knowledge of Sellers, the Real
Property does not contain any underground storage tanks, surface impoundments containing any Hazardous Substance, PCB-containing materials or any exposed, friable asbestos-containing materials the presence of which would reasonably be expected to have a Cost in excess of $200,000;

ARTICLE 4.14.4 	none of the Companies has received any
written notice, claim, or request for information relating to any third party waste disposal site or former property, alleging that either of them is or may be liable to any person or Governmental Authority as a result of a Release or threatened Release by any of the Companies, or generated by any of the Companies; and

ARTICLE 4.14.5 	to the knowledge of Sellers, there has
been no Release at or on any Real Property that would reasonably be expected to result in a Cost in excess of $200,000;

ARTICLE 4.14.6 	Section 4.14.6 of the Disclosure
Schedule is an accurate description of Sellers' recent environmental assessment program as it relates to the Business.

ARTICLE 4.15 	FDA Matters.  Except as set forth on
Section 4.15 of the Disclosure Schedule, there are no products being sold in connection with the Business which at the date hereof would require any approval of the United States Food and Drug Administration (the "FDA") or any other Governmental Authority, for the purpose for which they are being sold for which such approval has not been obtained. All products now being commercially distributed in connection with the Business in any jurisdiction meet the applicable legal requirements of such jurisdiction in all material respects and all requisite governmental approvals have been duly obtained and are in full force and effect. There is no action or proceeding by the FDA or any other governmental body (including, but not limited to, recalls, warning letters or inspection observation reports) pending or, to the knowledge of Sellers, threatened that relate to safety or efficacy of any of its products sold in connection with the Business.

ARTICLE 4.16 	Labor Matters.  Except as disclosed in
Section 4.16 of the Disclosure Schedule, none of the Companies is a party to any collective bargaining agreement and there are no unfair labor practice proceedings affecting any of the Employees or any labor or other collective bargaining unit representing any Employee that would reasonably be expected to have a Cost in excess of $200,000.

ARTICLE 4.17 	Insurance.  Section 4.17 of the
Disclosure Schedule sets forth a list of all insurance policies and bonds provided by third parties currently maintained by or on behalf of the Companies, or relating exclusively to the International Business, Wyeth Storz Business and Cyanamid Storz
Business.

ARTICLE 4.18 	Broker's Fees.  Except for the retention
of Bear Stearns & Co. Inc., the fees and expenses of which will be paid by Sellers pursuant to Section 7.2, none of the Companies nor Sellers have employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 4.19 	Undisclosed Liabilities.  Except for (i)
matters identified in Section 4.19 of the Disclosure Schedule,
(ii) liabilities reflected or reserved for in the Financial Statements, (iii) liabilities of a type not required to be reflected in the Financial Statements in accordance with GAAP, and (iv) liabilities incurred in the ordinary course of business consistent in nature and amount with the comparable period of the preceding fiscal year, since June 30, 1997, no liabilities have arisen with respect to the Business (whether accrued, absolute, contingent or otherwise).

ARTICLE 4.20 	Certain Interests.  Except as set forth
in Section 4.20 of the Disclosure Schedule, no officer or director of Sellers or the Companies, is indebted or otherwise obligated to the Companies; and the Companies are not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

ARTICLE 4.21 	Intercompany Transactions.  Except as
described in Section 4.21 of the Disclosure Schedule, none of the goods and services provided by Sellers or any Affiliates of Sellers to the Companies is required or necessary for the ongoing operation of the Companies or the conduct of the Business.
Except as described in Section 4.21 of the Disclosure Schedule, consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment arising or becoming due from the Companies to Sellers or any Affiliates of Sellers.

ARTICLE 4.22 	Receivables.  Except as disclosed in
Section 4.6 of the Disclosure Schedule, all receivables of the Companies represent sales actually made in the ordinary course of business.

ARTICLE 4.23 	Disclosure; No Other Representations or
Warranties. Except for the representations and warranties of Sellers set forth in this Agreement, neither Sellers nor any other Person makes any other express or implied representation or warranty on behalf of Sellers, or otherwise in respect of the Business. Disclosure in a particular Section of the Disclosure Schedule shall be deemed to be a disclosure in all other Sections thereof.


ARTICLE 5
 	REPRESENTATIONS AND WARRANTIES OF BUYER

 		Buyer represents and warrants to Sellers as follows:

ARTICLE 5.1 	Corporate Organization.  Buyer is a
corporation duly organized, validly existing and in good standing under the laws of New York. Buyer has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the business, operations or financial condition of Buyer and its subsidiaries, taken as a whole.

ARTICLE 5.2 	Authority Relative to this Agreement.
Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other agreements contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Buyer, the performance by Buyer of its obligations hereunder or thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws of general applicability relating to or affecting the enforcement of creditor's rights and general principles of equity.

ARTICLE 5.3 	Broker's Fees.  Except for the retention of
Chase Securities Inc., the fees and expenses of which will be paid by Buyer pursuant to Section 7.2, none of Buyer or any of its Affiliates has employed any broker, finder or investment banker or incurred any liability for any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE 5.4 	Consents and Approvals; No Violations.
Except as contemplated by Section 7.5 hereof, no material filing with, and no material permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Buyer of the transactions contemplated by this Agreement or the other agreements which Buyer will execute pursuant to the terms of this Agreement. Buyer's execution and delivery of this Agreement and Buyer's or its Affiliates' execution, delivery and performance of such other agreements and Buyer's consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of any of the provisions of the Certificate of Incorporation or by-laws of Buyer, or (ii) subject to the making of the filings and the obtaining of the governmental and other consents referred to herein, contravene in any material respect any law, rule or regulation of any state, the United States or any foreign country or any order, writ, judgment, injunction, decree, determination or award currently in effect that is binding upon Buyer or any of its subsidiaries or any of their respective properties.

ARTICLE 5.5 	Financial Capability.  Buyer has the
financial capacity to purchase the Shares and the Assets and to perform its obligations under the Contracts and Assumed
Liabilities on the terms and subject to the conditions contemplated by this Agreement.

ARTICLE 5.6 	Securities Act.  Buyer is acquiring the
Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Buyer acknowledges the Shares are not registered under the Securities Act or any applicable state securities law, and that such Shares may not be transferred or sold except pursuant to the registration provisions of such Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE 5.7 	Due Diligence.  In connection with the
transactions contemplated herein and in the agreements to be executed in connection therewith, Buyer has performed a comprehensive due diligence investigation of the Business.

ARTICLE 5.8 	Chiron Purchase Agreement.  The Chiron
Purchase Agreement has been duly executed and delivered by the parties thereto, constitutes a valid and binding agreement and contains no conditions to the consummation of the transactions contemplated therein other than those previously delivered to Sellers.

ARTICLE 5.9 	No Other Representations or Warranties.
Except for the representations and warranties of Buyer expressly set forth in this Agreement, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.


ARTICLE 6
 	CONDUCT OF BUSINESS PENDING THE CLOSING

ARTICLE 6.1 	Conduct of Business Pending the Closing.
Except as disclosed in Section 6.1 of the Disclosure Schedule, Sellers and Buyer agree that, prior to the Closing, unless Buyer shall otherwise consent in writing (which consent Buyer shall not unreasonably withhold) or as otherwise expressly contemplated by this Agreement, the following provisions shall apply:

ARTICLE 6.1.1 	The Business shall be conducted only in
the ordinary course of business and consistent with past practices.

ARTICLE 6.1.2 	Sellers shall not, and shall cause the
Companies not to do any of the following: (i) authorize for issuance, issue, sell, pledge, deliver, or agree or commit to issue, sell, pledge or deliver (whether through the issuance or grant of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of the Companies or securities or rights convertible into or exchangeable for, shares of capital stock or securities convertible into or exchangeable for such shares; (ii) amend or propose to amend their Certificate of Incorporation (or other similar charter documents) or by-laws;
(iii) split, combine or reclassify any shares of their capital stock; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any capital stock; or (v) authorize or propose any of the foregoing or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided, however, that Sellers shall continue to have the right to withdraw cash from the Companies, either in the form of a dividend or in the form of a cash advance, and, correspondingly, to provide cash to the Companies, either in the form of a contribution to capital or an intercompany loan, in a manner consistent with their past practice and the cash management programs which they have in place, generally, for their Affiliates. Buyer acknowledges that all cash will be dividended out of the Companies prior to the Closing and, to the extent possible, the Excluded Assets and Excluded Liabilities relating to the Companies will be assigned or dividended out of the Companies prior to the Closing as contemplated by Section 7.13.

ARTICLE 6.1.3 	Sellers shall cause the Companies and,
to the extent related to the Business, the International Affiliates, not to (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or purchase of any amount of property or assets of any other individual or entity;
(ii) acquire any assets other than pursuant to the current capital expenditure budget of the Companies and other than purchases in the ordinary course of business; (iii) dispose of any assets other than in the ordinary course of business; (iv) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation or become responsible for, the obligations of any other Person, make any loans or advances or enter into any other transaction, except the occurrence of intercompany loans or the making of intercompany advances in the ordinary course of business consistent with past practice and except for advances to Employees for expenses in the ordinary course of business and consistent with past practice; (v) authorize, recommend or propose any change in its capitalization; or (vi) authorize or propose any of the foregoing or enter into or modify any contract, agreement, or commitment or arrangement with respect to any of the foregoing.

ARTICLE 6.1.4 	Except as otherwise contemplated by this
Agreement, Sellers shall not adopt or amend any U.S. Employee Plan, U.S. Benefit Arrangement or International Plan, each as hereinafter defined, or increase or pay any benefit not required by any existing U.S. Employee Plan, U.S. Benefit Arrangement or International Plan (as defined in Section 9.2), or increase any salaries or wages, other than in the ordinary course of business or as may be required by a Governmental Authority.

ARTICLE 6.1.5 	Sellers shall cause the Companies and
the International Affiliates not to waive, release, grant or transfer any Intellectual Property or modify or change in any material respect any existing material license, distribution agreement, lease, or other document, in each case, other than in the ordinary course of business.

ARTICLE 6.1.6 	Sellers shall not, and shall cause the
International Affiliates and the Companies not to, (i) terminate or fail to renew any existing insurance coverage, (ii) terminate, amend or fail to renew or preserve any material Applicable
Permits, (iii) agree to or make any commitment to take any action that is or would be prohibited by this Section 6.1.6.

ARTICLE 6.2 	Permitted Actions.  Notwithstanding any
other provisions herein to the contrary, as contemplated by
Section 7.13, prior to the Closing, Sellers shall be permitted to cause each of the Companies to transfer by way of dividend or otherwise to Cyanamid or AHP or any of their Affiliates, as the case may be, any Excluded Assets, including but not limited to cash or cash equivalents held by such Company from time to time up to and including the Closing Date. Except to the extent otherwise agreed between Sellers and Buyer, Sellers shall, with respect to the Companies, or otherwise with respect to the Business, extinguish all intercompany receivables and other intercompany assets, and intercompany payables and other intercompany liabilities (including without limitation all intercompany Tax and equity accounts), and shall repay obligations for borrowed money of the Companies. For purposes of this Section 6.2, intercompany receivables, intercompany assets, intercompany payables and intercompany liabilities shall mean receivables, assets, payables and liabilities between any of the Companies, or otherwise with respect to the Business, and any of their Affiliates.

ARTICLE 6.3 	Preservation of Business Prior to the
Closing. During the period beginning on the date hereof and ending on the Closing Date, (i) Sellers will use their commercially reasonable efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with Sellers, the International Affiliates and the Companies and (ii) Sellers and Buyer will consult with each other concerning, and Sellers will cooperate with Buyer's efforts to keep available the Employees.

ARTICLE 6.4 	Bank Accounts.  Upon or prior to Closing,
Sellers shall terminate any agreements or arrangements providing
Sellers with the right to remove cash from the Companies' bank accounts after the Closing.

ARTICLE 6.5 	Change of Name.  Prior to Closing, Sellers
shall be permitted to change the corporate name of Chirurgie to delete any reference to "Cyanamid".

ARTICLE 7
 	ADDITIONAL AGREEMENTS

ARTICLE 7.1 	No Transfer of Shares.  Sellers agree that
from the date of this Agreement through the earlier of the Closing Date or the termination of this Agreement, they shall not transfer, sell, hypothecate or otherwise assign any interest in the Shares or, except in the ordinary course of business and consistent with past practice, the Assets.

ARTICLE 7.2 	Expenses.  Except as otherwise provided in
Section 3.5.3, all expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by Sellers or Buyer, incurred in connection with this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated, provided, that in the event such transactions are consummated, any such fees incurred by the Companies shall be paid by Sellers.

ARTICLE 7.3 	Additional Agreements.  Subject to the
terms and conditions herein provided, each of the parties hereto agrees (i) to use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iii) to use all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (iv) to use all reasonable efforts to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated hereby and (v) in the case of Sellers and the International Affiliates, to convey to Buyer and its Affiliates any purchase orders and inquiries relating to the International Business received after the Closing.

ARTICLE 7.4 	Access to Information.  Prior to the
Closing, Sellers shall, and shall cause the Companies and the International Affiliates to, afford the officers, employees and agents of Buyer reasonable access to the facilities, records (not including confidential personnel records prohibited by Applicable
Laws) and Employees relating to the Business during normal business hours and in a manner that will not unreasonably disrupt the operation of the Business. In connection therewith, the parties will comply with the terms of the Confidentiality Agreement dated July 27, 1995 between Buyer and Bear Stearns & Co. Inc., as agent of AHP, as amended, which agreement shall survive the termination of this Agreement; provided, however, that to the extent any provision thereof is inconsistent or conflicts with any provision of this Agreement, the provision of this Agreement shall govern.

ARTICLE 7.5 	Filings and Authorizations.  Buyer and the
ultimate parent entities of the Companies will, as promptly as practicable, file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the related regulations and published interpretations (the "HSR Act") and, if necessary, any other Competition Laws, in connection with the transactions contemplated by this Agreement. As promptly as practicable, (i) Sellers and Buyer will make, or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to them, or to their subsidiaries and Affiliates, as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement, and (ii) Buyer will exercise commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Governmental Authorities necessary to be obtained by Buyer, its subsidiaries or Affiliates, in order for them so to consummate such transactions.
 Notwithstanding anything in this Agreement to the contrary, including, without limitation, clause (ii) above, Buyer covenants that it will, or cause its Affiliates to, take all actions necessary, including any divestiture or hold separate agreements, to obtain all regulatory clearances, authorizations, waivers, consents and approvals from Governmental Authorities with respect to Competition Laws, provided that nothing herein shall be construed to require Buyer or its Affiliates to dispose of or hold separate business or product lines which generated annual gross sales for the year ended December 31, 1996 in excess of 10 percent (10%) of the Purchase Price. Subject to the foregoing, each party hereto shall (x) use its reasonable efforts to prevent the entry into a judicial or administrative proceeding brought under any antitrust law by any Governmental Authority with jurisdiction over enforcement of any applicable Competition Law or any other party of any preliminary injunction or other order that would make consummation of the purchase of the Shares and the Assets in accordance with the terms of this Agreement unlawful or would prevent or delay it (including defending any litigation that could result in the entry of such injunction or order); and (y) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps reasonably necessary to prosecute an appeal of such injunction or order; provided, however, that neither Sellers nor Buyer shall be required to undertake more than one such appeal.

ARTICLE 7.6 	Information for Other Filings.  The parties
represent to each other that the information provided and to be provided by Buyer and Sellers, respectively, for use in any document to be filed with any Governmental Authority in connection with the transactions contemplated hereby shall, at the respective times such documents are filed with the Governmental Authority and on the Closing Date, be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not false or misleading, and Sellers and Buyer each agree to so correct any such information provided by it for use in such documents that shall have become false or misleading.

ARTICLE 7.7 	Tax Matters.

ARTICLE 7.7.1 	Liability for Taxes.

 			(a)	Sellers shall be liable for, and shall
indemnify Buyer against, all (i) Taxes imposed on any of Sellers'
Tax Affiliates (other than the Companies) for any taxable year or period excluding any Taxes included in Section 7.7.l(e), (ii)
Taxes imposed on the Companies or for which the Companies may otherwise be liable for any taxable year or period that ends on (and including) or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to the Companies and any of Sellers' Tax Affiliates), (iii) Section 338 Taxes, and (iv) all income or franchise Taxes caused by or incurred in connection with all transactions contemplated by this Agreement.

 			(b)	Buyer shall be liable for, and shall
indemnify Sellers against, Taxes imposed on the Companies or Buyer for any taxable year or period that begins after the Closing Date and with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date
(including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Buyer and its Tax Affiliates).

 			(c)	For purposes of paragraphs (a) and (b) of
Section 7.7.1, whenever it is necessary to determine the liability for Taxes of the Companies a Straddle Period, the determination of the Taxes of the Companies for the portion of the Straddle Period ending on, and the portion of the Straddle
Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended on the Closing Date and the other which began at the beginning of the day following the Closing
Date, and items of the Companies for the Straddle Period shall be allocated between such two taxable years or periods on a "closing of the books basis" by assuming that the books of the Companies were closed at the close of business on the Closing
Date, provided, however, that (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis, (ii) extraordinary items described in Treas. Reg. Section 1.1502-76(b)(2)(ii)(C) shall be allocated to the day that they are taken into account and any item relating to any Section 338 Taxes shall be allocated to the Closing Date.

 			(d)	For purposes of paragraphs (a) and (b) of
Section 7.7.1, where, under applicable law, a taxable year or period ends as a result of the purchase of the Shares pursuant to this Agreement, items of income, gain, deduction, loss or credit shall be allocated between such taxable year or period and the following taxable year or period in a manner consistent with the rules in Treas. Reg. Section 1.1502-76(b).

 			(e)	Buyer, on the one hand, and Sellers, on the
other hand, shall share equally any real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement, provided that any value added Tax shall be the obligation of Buyer to the extent Buyer is entitled to claim credit for such value added Tax. This paragraph shall not apply to franchise, income or other Taxes based on income.

 			(f)	Within 60 days after the date of this
Agreement, Sellers will deliver or cause to be delivered to Buyer true and complete copies, to the extent available, of: (i) all income Tax Returns of the Companies for periods subsequent to December 31, 1993, and any other open Tax years (or, with respect to consolidated, combined or unitary returns, the portion thereof relating to the Companies); (ii) any other Tax Returns for periods subsequent to December 31, 1993, and any other open Tax years, reasonably requested by Buyer, as may be relevant to the Companies or the assets or operations thereof; and (iii) any workpapers or other supporting data reasonably requested by Buyer relating to "income Taxes payable" reflected in the books and records of the Companies as of December 31, 1995, relating to Tax Returns made available pursuant to clause (i) or (ii) or relating to Tax Returns referred to in (i) or (ii) not yet filed.

ARTICLE 7.7.2 	Tax Returns.  Sellers shall file or
cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending on or before the Closing Date and Sellers shall remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns, and Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Companies for taxable years or periods ending after the Closing Date and Buyer shall remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns. Sellers or Buyer shall reimburse the other party the Taxes for which Sellers or Buyer is liable pursuant to Section
7.7.1 but which are payable with any Tax Return to be filed by the other party pursuant to the previous sentence upon written request of the party entitled to reimbursement setting forth in detail the computation of the amount owed by Sellers or Buyer, as the case may be, but in no event less than 15 days prior to the due date for the filing of such Tax Return. All Tax Returns which Sellers are required to file or cause to be filed in accordance with this Section 7.7.2 shall be prepared and filed in a manner consistent with past practice in preparing and filing similar Tax Returns and Sellers shall not thereafter amend any Tax Return to take positions inconsistent with such past practice.

ARTICLE 7.7.3 	Contest Provisions.  Buyer shall notify
Sellers in writing upon receipt by Buyer, any of its Tax Affiliates, or any of the Companies of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments which may materially affect the Tax Liabilities of the Company for which Sellers would be required to indemnify Buyer pursuant to Section 7.7.1. Sellers shall have the sole right to represent the Companies' interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its expense. Provided however that if any adjustment or settlement would materially affect the step up value of the assets deemed purchased under the Section 338(h)(10) election, or if such adjustment or settlement otherwise would materially increase the Tax liability of the Companies for any period after the Closing Date. Buyer shall be entitled to participate in discussions with the Taxing Authority and Sellers shall not agree to such an adjustment or settlement without the consent of Buyer, which shall not be unreasonably withheld.

ARTICLE 7.7.4 	Buyer and Sellers agree to cooperate and
share all required information on a timely basis in order to timely file all Tax Returns and for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Buyer and Sellers agree to retain or cause to be retained all books and records pertinent to the Companies until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. After the Closing, Buyer will give Sellers reasonable notice prior to discarding or destroying any such books and records relating to Tax matters and, if Sellers so request, Buyer will allow Sellers (at Sellers' expense) to take possession of such books and records. Buyer and Sellers shall cooperate with each other in the conduct of any audit or other proceedings involving the Companies for any Tax purpose and each shall execute and deliver such powers of attorney and other documents as are necessary and appropriate to carry out the intent of this Section.

ARTICLE 7.7.5 	Election Under Section 338(h)(10).

 			(a)	At the request of Buyer, Sellers and Buyer
shall make a joint election for all or some of the Companies under Section 338(h)(10) of the Code and/or under any applicable similar provisions of state law with respect to the purchase of the Shares (collectively, the "Section 338(h)(10) Elections").
 Buyer shall be responsible for, and control the preparation of, all federal, state and local forms needed to make the Section
338(h)(10) Elections requested by Buyer and shall be responsible for any defects in such election. Sellers represent that the
Section 338(h)(10) Elections are available for the Companies. If the Section 338(h)(10) Elections are made, Sellers and Buyer shall, within 10 days after receipt of the Allocation Schedule, exchange completed and executed copies of Internal Revenue
Service Form 8023-A, required schedules thereto, and any similar state forms. If any changes are required in these forms as a result of information which is first available after these forms are prepared or otherwise, the parties will promptly agree on such changes, and Sellers shall take such steps as are reasonably requested by Buyer to effectuate or cure any defect in the
Section 338(h)(10) Elections.

 			(b)	Sellers and Buyer shall cause an
independent appraiser selected by Buyer (the "Appraiser") to conduct and to deliver to Buyer and Sellers, within 90 days following the determination of the Final Net Asset Value, an appraisal (the "Appraisal") of the fair market value as of the Closing Date of the assets acquired pursuant to this Agreement (including the assets of the Companies). The cost of the Appraisal shall be paid by Buyer. Buyer shall deliver a copy of the Appraisal to Seller.

 			(c)	Within 60 days following receipt of the
Appraisal, Buyer shall deliver to Sellers a schedule (the
"Allocation Schedule") allocating the Modified Adjusted Deemed
Sales Price, as defined in Treas. Reg. Section 1.338(h)(10)-1(f), for the Companies among the assets of the Companies. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Sections 338(h)(10) and 1060 of the Code and the regulations thereunder and in accordance with the Appraisal. Sellers agree that promptly upon receiving the Allocation Schedule, assuming that the Allocation Schedule satisfies the requirements set forth in the preceding sentence, Sellers shall sign the Allocation
Schedule and return an executed copy thereof to Buyer. Buyer and Sellers each agree to file all federal, state, local and foreign
Tax Returns in accordance with the Allocation Schedule and not to take or cause to be taken, any action that would be inconsistent with or prejudice any Section 338(h)(10) Elections.

ARTICLE 7.7.6   Adjustment to Purchase Price.  Any
payment by Buyer or Sellers under Section 7.7 will be deemed for tax purposes an adjustment to the Purchase Price.

ARTICLE 7.7.7 	Survival of Obligations.
Notwithstanding anything to the contrary in this Agreement, and notwithstanding Section 12.3 of this Agreement, the obligations of the parties set forth in Section 7.7 shall be unconditional and absolute and shall remain in effect until the expiration of the applicable statute of limitations.

ARTICLE 7.8 	Covenant Not to Compete.

ARTICLE 7.8.1 	Sellers, for and on behalf of themselves
and each of their respective Affiliates, agree that for a period of three years after the Closing Date, they shall not own, manage, operate, control or otherwise engage in any Competitive Business (as hereinafter defined); provided, however, that nothing herein contained shall be construed to prevent Sellers or any of their Affiliates from acquiring or merging with any business, Person or entity 80% or more of whose consolidated revenues for the most recently completed fiscal year prior to such acquisition were derived from businesses other than a Competitive Business.

ARTICLE 7.8.2 	"Competitive Business" shall mean a
business in the Business Field, provided, however, Buyer acknowledges that each of clauses (i), (ii), (iii) and (iv) hereunder shall not constitute a Competitive Business: (i) the conduct of the business (which includes business derived from current research and development) of Sellers and their Affiliates as currently conducted (including the operations related to the Excluded Assets), (ii) the conduct of Sellers' joint venture partners who are not Affiliates, (iii) the manufacture, distribution and/or sale by Sellers or any of their Affiliates of vitamins, and/or nutraceuticals not primarily indicated (by labelling or packaging) for ophthmalic indications, but which may have opthmalic benefits, and Sellers may indicate that such product has ophthalmic benefits in addition to other benefits, provided, however, that Sellers and their Affiliates shall not during the three year period following the Closing Date directly promote or detail such products to eye care professionals.

ARTICLE 7.8.3 	In order to protect Buyer against any
efforts by Sellers to cause Employees to terminate their employment, Sellers agree that for a period of one year following the Closing Date, Sellers will not directly or indirectly induce any Employees to leave their employment (and in the case of Cyanamid Storz Employees, hiring such Employees shall be prohibited for such term); provided however, the foregoing shall not apply to (i) Employees who first approach Sellers or their Affiliates for employment (except in the case of Cyanamid Storz Employees for whom hiring is prohibited hereunder for the term set forth in this Section 7.8.3) or (ii) solicitations or hiring (except in the case of Cyanamid Storz Employees for whom hiring is prohibited hereunder for the term set forth in this Section 7.8.3) as part of a general employee solicitation not targeted at Employees (e.g. newspaper advertisements, etc.) or (iii) any Employee at any time that such Employee is no longer employed by Buyer or its Affiliates.

ARTICLE 7.8.4 	Sellers recognize and agree that a
material breach by Sellers of any of the covenants set forth in this Section 7.8 would cause irreparable harm to Buyer, that Buyer's remedies at Law in the event of such breach would be inadequate, and that, accordingly, in the event of such breach a restraining order or injunction or both may be issued against Sellers, in addition to any other rights and remedies which are available to Buyer. If this Section 7.8 is more restrictive than permitted by Applicable Law, this Section 7.8 shall be limited to the extent required to permit enforcement under any such Applicable Law.

ARTICLE 7.8.5 	For income tax purposes only, Buyer and
Sellers agree that a portion of the Purchase price shall be allocated to the covenants in this Section 7.8.

ARTICLE 7.9 	Use of Certain Names.  As soon as possible,
but in no event later than 18 months after the Closing, Buyer shall cause the Companies to revise product literature and labeling (including stickering), change packaging and stationery, and otherwise discontinue use of the names "American Cyanamid", "Cyanamid", "American Home Products," "Lederle," "Cy"
"Wyeth" and variations thereof (collectively, the "Names").
In no event shall Buyer or the Companies use any Names after the Closing in any manner or for any purpose different from the use of such Names by the Companies during the period preceding the Closing. With respect to product inventory manufactured by the Companies prior to the Closing, Buyer and the Companies may continue to sell such inventory, notwithstanding that it bears one or more of the Names, for a reasonable time after the Closing not to exceed eighteen months (or such time thereafter as Buyer may request if Sellers furnish their written consent, which shall not be unreasonably withheld).

ARTICLE 7.10 	Ancillary Agreements.  At the Closing,
AHP or its Affiliates and Buyer will enter into the Supply
Agreement(s), Research and Discovery Agreement, Diamox, Neptazane and Phospholine Iodide Co-Promotion Agreement, License Agreement,
Cidofovir Co-Promotion Agreement, Product Development Agreement and Transition Services Agreements.

ARTICLE 7.11 	Termination of Sale Discussions.
Sellers shall promptly terminate any and all pending discussions with prospective buyers of the Business. During the period between the date hereof and the Closing, unless this Agreement is terminated by either party in accordance with the provisions hereof, neither Sellers, the International Affiliates nor the Companies nor any of their respective officers or agents will, directly or indirectly, solicit any offers, bids or indications of interest, or initiate negotiations with any person, with respect to the Business or the Shares, nor shall Sellers, the International Affiliates or the Companies furnish, or authorize any agent or representative to furnish, any confidential information concerning the Companies or the Business to any third party.

ARTICLE 7.12 	Delivery of International Assets.  As
soon as reasonably practicable after the Closing, but in no event later than 180 days, Buyer shall arrange to have the International Assets removed from the premises (other than the International Premises) of the International Affiliates holding such International Inventory, at Buyer's sole cost. Sellers shall cause the International Affiliates to co-operate in arranging such removal. Prior to such removal by Sellers, Sellers shall cause the International Affiliates to exercise ordinary care in connection with their possession of the International Assets.

ARTICLE 7.13 	Excluded Assets and Liabilities.  Buyer
acknowledges and agrees that, to the extent assignable, Excluded Assets and Excluded Liabilities relating to the Companies will be transferred, conveyed or assigned, by dividend or otherwise to the extent practicable or otherwise as set forth in Section 3.5.1, out of the Companies prior to the Closing.

ARTICLE 7.14 	Access to Records After Effective Time.

ARTICLE 7.14.1 	For a period of six years after the
Closing, Sellers and their representatives shall have reasonable access to all of the books and records of the Companies with respect to periods prior to the Closing Date to the extent that such access may reasonably be required by Sellers in connection with matters relating to or affected by the operations of the Companies prior to the Closing Date. The Companies shall afford such access upon receipt of reasonable advance notice and during normal business hours, Sellers shall be solely responsible for any costs or expenses incurred by them pursuant to this Section
7.14.1. If Buyer or the Companies shall desire to dispose of any of such books and records prior to the expiration of such six-year period, the Companies shall, prior to such disposition, give Sellers a reasonable opportunity, at Sellers' expense, to segregate and remove such books and records as Sellers may elect.

ARTICLE 7.14.2 	For a period of six years after the
Closing Date, Buyer, the Companies and their respective representatives shall have reasonable access to all of the books and records relating to the Companies or the Business which Sellers or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer or the Companies, as the case may be, shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 7.14.2. If Sellers or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer and the Companies a reasonable opportunity, at Buyer's or the Companies' expense, to segregate and remove such books and records as Buyer or the respective Companies may elect.

ARTICLE 7.15 	Disclosure Supplement.  Prior to
Closing, Sellers shall deliver to Buyer supplements to the Disclosure Schedule, and without limitation on Buyer's right under Section 8.3.3 to receive an unqualified certificate regarding the continuing accuracy and performance of the representations, warranties and covenants of Sellers made on the date hereof, to the extent supplemental disclosures relate to developments between the date hereof and Closing or termination, and to the extent such subsequent disclosures would constitute breaches of representations and warranties contained herein as of the date hereof, any indemnity obligations of Sellers under
Article 11 relating to such breaches shall be limited to and shall not exceed $1 million in the aggregate. To the extent such supplemental disclosures would reasonably be expected to result in Costs in excess of $1 million, the parties agree to discuss such matters in good faith.

ARTICLE 7.16 	Foreign Distribution Agreements.  Prior
to the Closing, Sellers shall cause the Companies and/or the International Affiliates to enter into agreements with distributors in Japan, Spain and Portugal on terms and conditions reasonably acceptable to Buyer (it being agreed that the principal terms contained in Exhibit H are acceptable to Buyer).

ARTICLE 7.17 	1997 Bonus.  Bonuses to be paid to
Employees for performance in 1997, if any, shall be paid by Sellers, provided however, that payment of bonuses is in the sole discretion of Sellers.

ARTICLE 7.18 	Bundled Contracts.	To the extent
permitted by Applicable Law, Buyer covenants and agrees that after the Closing it will continue to honor Sellers' commitments made in each such bundled contract with respect to supplying the relevant products, including the sale price, for the respective commitment terms set forth in Section 1.15 of the Disclosure Schedule. As soon as practicable after the Closing Date, Sellers and Buyer will, at the request of Buyer, request each third party to the Bundled Contracts to relieve Sellers of their obligation to provide such products under each such Bundled Contract.

ARTICLE 7.19 	AREDS Arrangements.  Without the consent
of Buyer, Sellers shall not terminate the Cooperative Research and Development Agreement dated March 11, 1993 with the National Eye Institute of the National Institute of Health prior to the expiration of its term. In connection therewith, Buyer shall bear the cost of the supply of Ocuvite to the NIH under such agreement. Sellers agree to share data relating to Ocuvite in the Business Field with Buyer. The parties agree to share equally the stipend fees to be paid to the NIH pursuant to the letter agreement dated October 14, 1996.

ARTICLE 7.20 	AHP Guaranty Removal.  Buyer agrees to
use diligent efforts in cooperation with Sellers to substitute the guaranty of Buyer for AHP's guaranty under the supply agreement dated September 1, 1996 between Storz and Dow Corning
Corporation relating to the supply of silicone.

ARTICLE 7.21 	Gilead Consent.  The parties shall each
use this diligent efforts to obtain the consent to the assignment of the license agreement dated August 1, 1994 between Gilead
Sciences, Inc. and Cyanamid, and to institute Buyer as the obligor, rather than Cyanamid.


ARTICLE 8
 CONDITIONS


ARTICLE 8.1 	Conditions to Obligation of each Party
to Effect the Transactions Contemplated by this Agreement. The obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

ARTICLE 8.1.1 all governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (and any extension thereof) applicable to the consummation of this Agreement under the HSR Act or under other Competition Laws shall have expired or been terminated; and

ARTICLE 8.1.2   no preliminary or permanent injunction
or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any Applicable Law shall be in effect that would restrain or otherwise prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE 8.2 	Conditions to the Obligation of Sellers.
 The obligation of Sellers to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions, except to the extent waived in writing by Sellers:

ARTICLE 8.2.1   Buyer shall have performed in all
material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date.

ARTICLE 8.2.2   the representations and warranties of
Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement.

ARTICLE 8.2.3   Buyer shall have furnished to Sellers a
certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Sections 8.2.1 and 8.2.2 have been satisfied.

ARTICLE 8.3 	Conditions to the Obligation of Buyer.
The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing Date of the following conditions, except to the extent waived in writing by Buyer:

ARTICLE 8.3.1 Sellers and the International Affiliates shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by them hereunder at or prior to the Closing.

ARTICLE 8.3.2   the representations and warranties of
Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time, except for changes contemplated by this Agreement.

ARTICLE 8.3.3 Sellers shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of each of Sellers to the effect that all conditions set forth in Sections 8.3.1 and 8.3.2 have been satisfied.

ARTICLE 8.3.4   Buyer shall have, simultaneously with
the Closing hereunder, effected a closing of the Chiron
Transaction under the Chiron Purchase Agreement.


ARTICLE 9
 	AGREEMENTS WITH RESPECT TO EMPLOYEES
 	AND EMPLOYEE BENEFITS

ARTICLE 9.1 	U.S. Employee Plans.  Sellers hereby
represent and warrant to Buyer that:

ARTICLE 9.1.1 Section 9.1.1 of the Disclosure Schedule lists each "employee benefit plan," as such term is defined in
Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, (ii) is maintained by the Companies or to which any of the Companies contributes to or has an obligation to contribute, and
(iii) covers Storz Employees (hereinafter referred to collectively as the "U.S. Employee Plans"). With respect to each U.S. Employee Plan, Sellers will make available to Buyer a true and complete copy of the applicable plan document or summary plan description and the most recently filed IRS Form 5500.

ARTICLE 9.1.2   Except as disclosed in Section 9.1.2 of
the Disclosure Schedule, none of the Companies nor any of the Companies' ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of any Pension Plan which is subject to Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates. No Pension Plan has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, and neither the Companies' nor any ERISA Affiliate has failed to make a required installment or any other payment required under Section 412 of the Code before the applicable due date. As of the most recent valuation date for each of the Pension Plans which cover Storz Employees, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), is zero.

ARTICLE 9.1.3   Each U.S. Employee Plan that is a
Pension Plan, and each Pension Plan that covers Cyanamid Storz Employees, has received a determination letter from the Internal Revenue Service and to the knowledge of Sellers nothing has occurred since the issuance of each such letter which could reasonably affect its qualification.

ARTICLE 9.1.4 Section 9.1.4 of the Disclosure Schedule includes a list of each management, employment, consulting, or other contract providing for the retention of services involving the payment of $100,000 or more and which is not otherwise disclosed in Section 4.10 of the Disclosure Schedule, and each plan or arrangement providing for fringe benefits as defined in Code Section 132, vacation benefits, supplemental nonqualified benefits, severance benefits, bonuses, stock options, stock appreciation or other forms of incentive compensation or post retirement insurance (including retiree life and medical benefits), compensation or benefits which (i) is not a Pension Plan, (ii) is entered into, maintained or contributed to, as the case may be, by any of the Companies, and (iii) covers Storz Employees, and dependents or beneficiaries thereof. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which will be made available to Buyer, are hereinafter referred to collectively as the "U.S. Benefit Arrangements."

ARTICLE 9.1.5   There is no pending or threatened claim
in respect of any of the U.S. Employee Plans or U.S. Benefit Arrangements other than routine claims for benefits. Each of the U.S. Employee Plans (i) has been administered in accordance with its terms in all material respects, and (ii) complies in form, and has been administered in accordance with the requirements of ERISA and, where applicable, the Code, in all material respects.
 Except as disclosed in Section 9.1.5 of the Disclosure Schedule, no investigation, audit or dispute relating to any U.S. Employee Plan is pending before any court or governmental agency.

ARTICLE 9.1.6 None of the Companies nor any other "disqualified person" (within the meaning of Section 4975 of the Code) or "party in interest" (within the meaning of Section 3(14) of ERISA) has taken any action with respect to any of the U.S. Employee Plans or U.S. Benefit Arrangements which could subject any such plan (or its related trust) or any of the Companies or any officer, director or employee of any of the foregoing to any penalty or tax under Section 502(i) of ERISA or
Section 4975 of the Code. None of the U.S. Employee Plans or U.S. Benefit Arrangements is liable for any tax imposed under
Section 511 of the Code.

ARTICLE 9.1.7   Except as disclosed in Section 9.1.7 of
the Disclosure Schedule, none of the Companies has been required, or has any obligation, to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA, or has or expects to have any withdrawal liability assessed against it with respect to any such multiemployer plan.

ARTICLE 9.1.8   Except as disclosed in Section 9.1.8 of
the Disclosure Schedule or as may be triggered by Buyer's failure to fulfill any of its obligations to Employees under Section 9.3 and 9.4, none of the Companies have by reason of the transaction contemplated hereby, any obligation to make any payment to any Storz Employee or Cyanamid Storz Employee pursuant to any plan or existing contract or arrangement.

ARTICLE 9.1.9   There are no contractual obligations to
pay severance benefits to Storz Employees or to Cyanamid Storz
Employees other than the obligations described in Section
9.3.2(b) and the schedules thereto.

ARTICLE 9.2 	International Plans.  Sellers hereby
represent and warrant to Buyer that:

ARTICLE 9.2.1 Section 9.2.1 of the Disclosure Schedule lists each material employee benefit plan, program, policy or practice maintained or contributed to by any International Affiliate, Chirurgie or Storz GmbH for International Employees, Chirurgie Employees or Storz GmbH Employees (other than Governmental Authority mandated plans or funds maintained or contributed to by the International Affiliates, Chirurgie or Storz GmbH pursuant to Applicable Laws), including, without limitation, vacation, severance, disability, medical, dental, hospitalization, life insurance and incentive bonus, savings and retirement plans ("International Plans", "Chirurgie Plans" and "Storz GmbH Plans", respectively). Summary descriptions of each International Plan, Chirurgie Plan and Storz GmbH Plan which is subject to Section 9.6.2 will be made available to Buyer by Sellers.

ARTICLE 9.2.2   To the knowledge of Sellers, all
International Plans, Chirurgie Plans and Storz GmbH Plans are in compliance with, and have been administered in compliance with Applicable Laws, in all material respects and contributions required to be made to each such plan under the terms of the plan or any contract or labor or collective bargaining agreement or Applicable Law have been made or reserved.

ARTICLE 9.3 	Buyer's Obligations to Employees.

ARTICLE 9.3.1 Buyer shall be obligated to continue the employment of the Employees or offer employment to Employees on the following basis:

 			(a) Buyer's acquisition of the Shares shall not result in the termination of employment of the Storz Employees, Storz GmbH Employees or Chirurgie Employees. Buyer acknowledges that following the purchase and sale hereunder, the Surgical
Instrument Workers Union will continue to be the collective bargaining representative of all union represented Storz
Employees located at the St. Louis/Kirkwood facilities in the U.S., agrees to recognize the collective bargaining, work council or labor agreements applicable to the Storz GmbH Employees as in effect on the Closing Date, and agrees to assume the terms and conditions of any such collective bargaining, work council or labor agreements to which the Companies are subject on the Closing Date and are disclosed in the Disclosure Schedule.
Notwithstanding the foregoing, nothing in this Agreement shall be deemed to restrict the ability of the Companies to terminate the employment of any of the Employees after the Closing Date.

 			(b) With respect to Cyanamid Storz Employees and the International Employees except as set forth in subsection (c) below, Buyer shall offer or cause an Affiliate of Buyer to offer to hire or transfer each Cyanamid Storz Employee and International Employee as of the Closing Date, at the same or greater rate of cash compensation than that enjoyed by such Employee immediately prior to the Closing Date; and

 			(c)  Buyer agrees to offer employment to all
union, work council or labor represented International Employees and agrees to recognize the collective bargaining or labor representative of said employees and agrees to assume the terms and conditions of any collective bargaining agreement as in effect on the Closing Date.

ARTICLE 9.3.2   Buyer shall make the following payments
or provide the following notification to Employees whom it terminates after the Closing Date:

 			(a) After the Closing Date, the Companies or Buyer, as the case may be, will have sole responsibility for any obligations or liabilities to Storz Employees and Cyanamid Storz Employees at all locations under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws of any jurisdiction relating to any plant closing or mass layoff or as otherwise required by any such Applicable Law. Sellers in their capacities as agents for the Buyer agree to provide or cause the Companies to provide, prior to the Closing Date, such notices under the Worker Adjustment and Retraining Notification Act or similar Applicable Laws as requested by Buyer concerning employment terminations which will occur after the Closing Date; provided, however, that the notices shall be placed on the Buyer's letterhead, shall be prepared by the Buyer, the Buyer shall determine which Employees and which locations receive the notice and the Buyer shall be responsible for any defects in the notice or its delivery;


 			(b) Buyer shall make or cause the Companies to make a separation payment to each Storz Employee and Cyanamid
Storz Employee whose employment is terminated by Buyer or the Companies because of a reduction in the work force or job elimination at anytime before 24 months after the Closing Date.
The separation payment shall be the higher of (i) the amount set forth in this Section 9.3.2(b)(i), or (ii) the amount a similarly situated employee of Buyer would receive as a separation payment.
 For exempt and non-exempt employees, the payment will be calculated on the basis of two weeks of base pay for each full year of service to the Companies, Sellers, or their Affiliates, with a minimum payment of twelve weeks and a maximum payment of fifty-two weeks; provided, however, that for individuals who earn more than $75,000 annually, the minimum severance shall be six months. For those employees listed in Section 9.3.2(b)(i)(A) of the Disclosure Schedule, the severance shall be calculated on the basis of the formula set forth in that Section of the Disclosure Schedule. Field Sales employees as listed on Section
9.3.2(b)(i)(B) of the Disclosure Schedule shall have any severance due calculated on the basis of their compensation as set forth in that Section of the Disclosure Schedule. Buyer shall or shall cause the Companies to make separation payments if a Storz Employee or Cyanamid Storz Employee resigns from employment with the Company within 24 months after the Closing
Date because (w) there is a reduction in his or her salary (other than for cause); (x) there is a materially adverse reduction in the nature and extent of his or her job responsibilities; (y) there is a material reduction in employee benefits; or (z) a condition of continued employment is a relocation of principal work place of greater than 25 miles (collectively "Constructive Termination"). Buyer shall also provide outplacement services as follows: (a) non-exempt employees, up to $1,000; (b) exempt employees earning up to $80,000, up to $5,000; (c) exempt employees earning more than $80,000, up to 12% of base salary to a maximum of $15,000. Buyer shall also extend coverage under its employee benefit plans to Employees who receive severance under the provisions of this Section 9.3.2(b) in accordance with the provisions set forth in Section 9.3.2(b) of the Disclosure
Schedule.

 			(c) Buyer shall, or shall cause the Companies or an Affiliate of Buyer as the case may be, to make a severance payment to each International Employee and Storz GmbH Employee whose employment is terminated by Buyer or its Affiliates because of reduction in work force or job elimination at any time before 24 months after the Closing Date, or whose employment is terminated or deemed to be terminated by operation of law as a result of the transactions contemplated herein, in an amount equal to the severance benefit due in accordance with the applicable International Plan or Storz GmbH Plan relating to severance as set forth in Section 9.3.2(c) of the Disclosure
Schedule plus any greater or additional severance benefit due in accordance with Applicable Laws. In addition, Buyer shall, or shall cause an Affiliate to make a severance payment if an Chirurgie Employee, International Employee or Storz GmbH Employee resigns because of a Constructive Termination event. Buyer shall promptly reimburse Sellers for any payments in the nature of severance required to be made by an International Affiliate to an International Employee as a result of the transactions contemplated herein. To the extent permitted by Applicable Law, Buyer may require, or may cause the Companies to require, as a condition of any payments or benefit under this Section 9.3.2(c), that the Employee release all claims against Buyer, the Companies and their Affiliates.

ARTICLE 9.4 	Treatment of Sellers' U.S. Employee Plans
and U.S. Benefit Arrangements.

ARTICLE 9.4.1   The Companies and Buyer shall retain or
assume, as the case may be, (i) all Storz Employees' benefits, compensation, bonus, incentive, severance, and vacation liabilities and all other similar liabilities, whether arising under Applicable Laws of the United States, U.S. Employee Plans or U.S. Benefit Arrangements, or otherwise associated with any Storz Employee, regardless of whether the liabilities relate to events which occurred on or prior to the Closing Date or to actions taken by Sellers or one of Sellers' Affiliates, or by Buyer or one of its Affiliates, or to consequences which are deemed to have occurred by operation of law as a result of the transactions contemplated herein, (ii) all liabilities under all union and labor contracts to the extent related to Storz Employees (Employees covered by collective bargaining agreements shall be provided with such benefits as shall be required under the terms of any applicable collective bargaining agreement), and
(iii) all benefit and similar liabilities to inactive and former employees of the Companies, including individuals who are or have been on long-term disability leave or who have terminated employment, who retired or died through the Closing Date. Buyer agrees to maintain such plans and benefits set forth in Section 9.4.1(i) for a period of one year measured from the Closing Date.
 Nothing in this Agreement shall prohibit Buyer from causing such plans or benefits set forth in Section 9.4.1(i) to be amended or terminated following such one-year period, and nothing in this Agreement shall prohibit Buyer from negotiating changes to the union and labor contracts following the Closing Date. At the expiration of the one-year period following the Closing Date, Buyer shall provide the Storz Employees with Plans and benefits no less favorable than those offered to similarly situated employees of Buyer.

ARTICLE 9.4.2   With respect to Cyanamid Storz
Employees, Buyer shall, for a period of one year from the Closing Date, provide or cause an Affiliate of Buyer to provide each such Employee with either (i) substantially equivalent benefits, programs and policies to those benefits, programs and policies provided to similarly situated employees of Buyer or its Affiliates or (ii) benefits, programs and policies substantially equivalent to those benefits, programs and policies provided by Sellers to such employees as of the date hereof; provided, however, that in the event such employee has received stock option grants from Sellers in the past, and similarly situated employees of Buyer would not receive stock options under Buyer's Stock Option Plan, Buyer may provide for replacement benefits having comparable value to such employee's stock option benefit.
 At the expiration of the one-year period following the Closing Date, if Buyer or its Affiliates provided benefits to the Cyanamid Storz Employees in accordance with Section 9.4.2(i), Buyer shall, or shall cause an Affiliate of Buyer, to provide future benefits, programs and policies to such employees which are no less favorable than those offered to similarly situated employees of Buyer.

ARTICLE 9.4.3   Buyer maintains retirement plans and
savings plans for its employees (respectively, "Buyer's U.S. Retirement Plans" and "Buyer's U.S. Savings Plans"). Buyer shall recognize Cyanamid Storz Employees' service with Sellers or their Affiliates for purposes of determining retirement and savings plan eligibility to participate, vesting of benefits, service requirements for disability, subsidized early retirement and pre-retirement death benefits under any Buyer's U.S. Retirement Plans and Buyers U.S. Savings Plans in which such Employees participate, but not for benefit accrual purposes under Buyer's U.S. Retirement Plans. Sellers maintain a qualified defined benefit pension plan, the American Home Products Corporation Retirement Plan - United States ("Sellers' U.S. Retirement Plan"). Sellers agree to amend Sellers' U.S. Retirement Plan to provide that with respect to benefits accrued by Cyanamid Storz Employees under Sellers' U.S. Retirement Plan through the Closing Date, the Employees' period of service with Buyer shall be taken into account for purposes of determining eligibility for subsidized early retirement benefits and vesting under Sellers' U.S. Retirement Plan. Sellers maintain a qualified savings plan, the American Home Products Corporation Savings Plan ("Sellers' U.S. Savings Plan"). Sellers agree to amend Sellers' U.S. Savings Plan to provide that Cyanamid Storz Employees are fully vested in their account balances as of the Closing Date.

ARTICLE 9.4.4   With respect to the Cyanamid Storz
Employees, Sellers shall retain liability under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or disability plan, whether or not insured, for any claims incurred through the Closing Date, and Buyer shall assume all liability for claims arising after the Closing Date under its group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or disability plan. For purposes of this Section 9.4.4 claims shall be deemed to have arisen:

 			(a) With respect to all death or dismemberment claims, on the actual date of death or dismemberment;

 			(b)  With respect to disability or salary
continuance claims, on the day the claimant became disabled or otherwise entitled to salary continuation;

 			(c) With respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

 			(d) With respect to worker's compensation claims which are single accident specific, on the-date of the occurrence, and with respect to all other worker's compensation claims, on the date the award is made.

ARTICLE 9.4.5   Buyer and its Affiliates maintain
medical, hospitalization, dental, prescription drug, death, life insurance, accidental death and dismemberment, short-term disability and long-term disability benefit plans for its employees covered by this Section 9.4.5 ("Buyer's U.S. Welfare Plans"). Immediately after the Closing Date, all Cyanamid Storz Employees shall participate in those Buyer's U.S. Welfare Plans applicable to each such Employee's business unit in accordance with the terms of such plans, and employment with Sellers or their Affiliates will be taken into account for purposes of determining eligibility to participate and benefits under Buyer's U.S. Welfare Plans; provided, however, that

 			(a) Cyanamid Storz Employees shall participate under the applicable Buyer's U.S. Welfare Plans immediately after the Closing Date without any waiting periods, without evidence of insurability, and without application of any pre-existing physical or mental condition limitations except to the extent applicable under similar plans maintained by Sellers; and

 			(b) Buyer shall count claims arising through the Closing Date for purposes of satisfying deductibles, out-of pocket maximums, and all other similar limitations.

ARTICLE 9.4.6   Sellers maintain a program of medical
and life insurance benefits for certain retired employees ("Sellers' U.S. Retiree Welfare Plans"). Any Cyanamid Storz Employee who has met the eligibility requirements for benefits under Sellers' U.S. Retiree Medical Plan through the Closing Date will be entitled to benefits in accordance with the terms of Sellers' U.S. Retiree Medical Plan as in effect from time to time upon termination of employment with Buyer and loss of coverage as an active employee under Buyer's group health plan. Buyer shall recognize service with Sellers for purposes of its retiree medical plan for those Cyanamid Storz Employees who are not eligible for the Sellers' U.S. Retiree Welfare Plans as of the Closing Date.

ARTICLE 9.4.7   Buyer shall be responsible for any
legally mandated continuation of health care coverage for all Cyanamid Storz Employees and/or their covered dependents who have a loss of health care coverage due to a qualifying event (as defined in Section 4980B of the Code) that occurs after the Closing Date.

ARTICLE 9.5 	International Employees of the European
Union ("EU").

ARTICLE 9.5.1   Notwithstanding Section 9.3.1(b),
Sellers and Buyer accept and agree that the transfer of employment of the International Employees in the EU countries (hereinafter referred to as "European Employees") will be effected and governed by the Transfer Provisions and accordingly the contract of employment of each European Employee shall be assumed by Buyer or its Affiliate with effect from the Closing Date which shall be the "time of transfer" under the Transfer Provisions.

ARTICLE 9.5.2   Buyer shall ensure that its Affiliates
(where necessary) comply with their respective obligations under the Transfer Provisions and upon request provide Seller or the relevant Sellers' Affiliate with such information as will enable either Seller or its Affiliate, as the case may be, to carry out its duties under the Transfer Provisions concerning measures to effectuate the transfer of the European Employees to Buyer.

ARTICLE 9.5.3 The following terms as used herein shall have the following meanings:

 			(a)  "European Employees" means all those
Employees of Sellers and their Affiliates employed in the Business within the EU; and

 			(b) "Transfer Provisions" means any legislation implementing the provisions of directive 77/187/EEC commonly called the Acquired Rights Directive or Transfer of Undertakings
Directive.

ARTICLE 9.6 	Treatment of Sellers' International Plans.

ARTICLE 9.6.1   Storz GmbH Plans and Chirurgie Plans,
as listed in Section 9.6.1 of the Disclosure Schedule, shall be retained or assumed by the Companies and Buyer and unless otherwise required by Applicable Law, the Companies and Buyer agree to maintain such plans for a period of one year from the Closing Date, At the expiration of the one-year period following the Closing Date, Buyer shall provide the Storz GmbH Employees and the Chirurgie Employees with plans and benefits no less favorable than those provided to similarly situated employees of the Buyer. The Companies and Buyer shall retain or assume, as the case may be, all benefits and similar liabilities to inactive or former employees of Storz GmbH or a predecessor company, and Chirurgie or a predecessor company, including any individuals who are or have been on long-term disability leave or who have terminated their employment, retired or died on or before the Closing Date. With respect to the Storz GmbH defined benefit plan, all assets and liabilities shall remain attributable to the plan and shall be retained by Storz GmbH. However, in the event that the book reserve established for the Storz GmbH defined benefit plan is less than the liabilities determined as of the most recent valuation date prior to the Closing Date plus a pro-rated accrual of liabilities for the period between such valuation date and the Closing Date, Sellers shall pay to Buyer such deficiency, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 3.6.2. In the event that the book reserve established for the Storz GmbH defined benefit plan exceeds the liabilities determined as of the most recent valuation date, Buyer shall pay Sellers an amount equal to such excess in the manner and with interest as provided in Section 3.6.2. For this purpose, the book reserve and the liabilities shall be based on reasonable actuarial assumptions and generally accepted valuation methods as determined by Sellers' actuary subject to review and reasonable approval of Buyer's actuary (not to be unreasonably withheld). In the event of a dispute, the provisions of Section 9.6.2 with respect to the appointment of an independent third party shall apply. Sellers shall provide Buyer with an accounting under this Section 9.6.1 within sixty (60) days after the Closing Date. Any adjustment required hereunder shall be made within thirty (30) days after the accounting is issued by Sellers, unless the Buyer objects to the calculation in which case the adjustment shall be made within thirty (30) days after the independent actuary renders an opinion pursuant to Section 9.6.2.

ARTICLE 9.6.2   Except as expressly set forth in Section
9.6.1, this Section 9.6.2, or as required by Applicable Law, no assets of any International Plan shall be transferred to Buyer or any of its Affiliates or to any plan of Buyer or any of its Affiliates. With respect to any International Plans as to which the Companies are the plan sponsor and which cover solely International Employees, Buyer shall assume, or cause its Affiliates to assume, the assets and liabilities of such plans with respect to the International Employees. Buyer shall also assume, or cause its Affiliates to assume, the assets and liabilities of any defined contribution or individual account plan maintained by Sellers or the Companies for the benefit of the International Employees and Seller shall cause any such plan to be amended to provide that the International Employees' account balances thereunder are fully vested as of the Closing Date. With respect to any defined benefit plan which is required under Applicable Law to transfer assets and liabilities to Buyer, the assets and liabilities to be transferred shall be based on reasonable actuarial assumptions and generally accepted valuation methods as determined by Sellers' actuary subject to the review of Buyer's actuary. In the event the actuaries are unable to agree on the valuation of the assets and liabilities, the parties shall appoint an independent third party actuary to act as an expert. If the parties can not agree on an independent third party actuary, one shall be appointed by the Institute of Actuaries in London. The parties shall share the cost arising from the appointment of such independent third party. Sellers shall take whatever action is reasonably required to ensure that such plans and arrangements and all related plan assets or reserves are maintained by, and subject to the control of, the Companies on or prior to the Closing Date.

ARTICLE 9.6.3 Buyer shall recognize each International Employee's service with Sellers and Sellers' Affiliates for purposes of determining retirement and savings plan eligibility for participation, vesting of benefits, and service requirements for disability, subsidized early retirement and pre-retirement death benefits under the appropriate international retirement and savings plans of Buyer and its Affiliates, but not benefit accrual purposes under the appropriate international retirement plan of Buyer and its Affiliates. With respect to International Plans which provide group life, accident, medical hospitalization, prescription drug, dental or disability benefits, and with respect to International Plans or arrangements providing benefits in the nature of worker's compensation, liabilities for claims through and after the Closing Date shall be allocated between Buyer and Sellers in the manner set forth in
Section 9.6.4. International Employees' participation in the appropriate international welfare plans of Buyer and its Affiliates, where available, shall be on the basis as set forth in Section 9.6.5.

ARTICLE 9.6.4   With respect to all International
Employees, excluding Storz GmbH Employees, Sellers shall retain liability under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or disability plan, whether or not insured, for any claims incurred through the Closing Date and Buyer shall retain or assume, as the case may be, all liability for claims arising after the Closing Date under any group life, accident, worker's compensation, medical, hospitalization, prescription drug, dental or disability plan. For purposes of this Section 9.6.4, claims shall be deemed to have arisen:

 			(a) with respect to all death or dismemberment claims, on the actual date of death or dismemberment;

 			(b)  with respect to disability or salary
continuance claims, on the day the claimant became disabled or otherwise entitled to salary continuation;

 			(c) with respect to all hospital, medical, drug or dental claims, on the date the service or supply was purchased or received by the claimant; and

 			(d) with respect to worker's compensation claims which are single accident specific, on the date of the occurrence, and with respect to all other worker's compensation claims, on the date the award is made.

ARTICLE 9.6.5   Buyer and its Affiliates maintain
medical, hospitalization, dental, prescription drug, death, life insurance, accidental death and dismemberment, short-term disability and long-term disability benefit plans ("Buyer's International Welfare Plans") for its non-U.S., employees. Immediately after the Closing Date, all International Employees, other than the Chirurgie Employees and the Storz GmbH Employees covered by Section 9.6.1, shall participate in the appropriate Buyer's International Welfare Plans applicable to such Employee's business unit with Buyer and its Affiliates in accordance with the terms of such plans, and employment with any of the Companies and its Affiliates shall be taken into account for purposes of determining eligibility for participation and benefits under the applicable Buyer's International Welfare Plans; provided, however, that (i) International Employees shall participate under Buyer's International Welfare Plans immediately after the Closing Date without any waiting periods, without any evidence of insurability, and without application of any pre-existing physical or mental condition limitations, except to the extent applicable under Sellers' International Plans, and (ii) Buyer shall count claims arising through the Closing Date for purposes of satisfying deductibles, out-of-pocket maximums, and other similar limitations.

ARTICLE 9.7 	No Third Party Beneficiaries.  No provision
of this Agreement shall create any third party beneficiary or other rights in any Employee (including any beneficiary or dependent thereof) or any persons in respect of continued employment with any of the Companies, with Sellers, or with any of their Affiliates and no provision of this Agreement shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any U.S. Employee Plan or U.S. Benefit Arrangement, any International Plan or any plan or arrangement which may be established by Buyer or any of its Affiliates. No provision of this Agreement shall constitute a limitation on the right of Buyer, any of the Companies or any Affiliates of Buyer to terminate any Employee at will.


ARTICLE 10
 	TERMINATION, AMENDMENT AND WAIVER

ARTICLE 10.1 	Termination.  This Agreement may be
terminated at any time prior to the Closing Date:

ARTICLE 10.1.1   by mutual consent of Buyer and Sellers;

ARTICLE 10.1.2   by Buyer or Sellers if the Closing
shall not have occurred on or prior to February 28, 1997, provided, however, that the right to terminate under this Section
10.1.2 shall not relieve any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date of any liability of such party to the other party hereunder for such failure;

ARTICLE 10.1.3   subject to Section 7.5, by Buyer or
Sellers if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

ARTICLE 10.1.4   by Sellers upon written notice to Buyer
if any event occurs which would render impossible the satisfaction and capability of curing of one or more conditions to the obligation of Sellers to consummate the transactions contemplated by this Agreement as set forth in Section 8.2.1 or 8.2.2; or

ARTICLE 10.1.5   by Buyer upon written notice to Sellers
if any event occurs which would render impossible the satisfaction and capability of curing of one or more conditions to the obligation of Buyer to consummate the transactions contemplated by this Agreement as set forth in Section 8.3.1 or 8.3.2.

 		The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 10.1 is herein referred to as the "Termination Date."

ARTICLE 10.2 	Effect of Termination.  Upon the
termination of this Agreement pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the others, except that the obligations under Sections 7.2 and 7.4 shall survive any such termination, and except that nothing herein shall relieve any party from liability for breach of any provision of, or for any misrepresentation under this Agreement, or be deemed to constitute a waiver of any available remedy for any such breach or misrepresentation.


ARTICLE 11
 	INDEMNIFICATION

ARTICLE 11.1 	Indemnification.

ARTICLE 11.1.1   From and after Closing, except with
respect to any claim related to Taxes for which Section 7.7 of this Agreement shall provide the sole and exclusive basis of indemnity to Buyer, and subject to Section 11.3, Sellers shall indemnify, defend and hold harmless Buyer, the Companies and their respective Affiliates, officers, directors, employees and controlling Persons from any liability, damage, deficiency, loss, judgments, assessments, cost or expense, including reasonable attorneys' fees and costs of investigating and defending against lawsuits, complaints, actions or other pending or threatened litigation (collectively, "Costs") (Costs shall not include any Cost which has been reflected in the adjustment to the Purchase Price pursuant to Section 3.6 hereof), arising from or attributable to:

 			(a) the breach of any representation or warranty made by Sellers in this Agreement;

 			(b) any failure of Sellers duly to perform or observe any covenant or agreement to be performed or observed by Sellers pursuant to this Agreement;

 			(c)  the Excluded Liabilities and Excluded Assets;

 			(d) any failure by Sellers or the International Affiliates to comply with any applicable bulk sales, fraudulent conveyance or other Law for the protection of creditors;

 			(e)  product liability claims against the
Companies relating to occurrences of injuries prior to Closing caused by a product of the Business;

 			(f) any obligation to indemnify Dow Corning for liabilities relating to pre-closing purchases and sales arising out of the Supply Agreement dated September 1, 1996 between Cyanamid and Dow Corning;

 			(g)  any obligation to indemnify Sparta
Maxillofacial Products, Inc. ("Sparta") arising out of the Asset Purchase Agreement dated January 20, 1994 between Sparta and Storz, except due to the breach of any covenant or agreement by Storz or its Affiliates after Closing;

 			(h) any obligation to indemnify Global Surgical Corp. ("Global") arising out of the Asset Purchase Agreement dated January 31, 1994 between Global, Storz and Surgical
Mechanical Research, Inc., except due to the breach of any covenant or agreement by Storz or its Affiliates after Closing;
and

 			(i) any liability arising out of or attributable to the Companies' sale of breast implants on behalf of Dow
Corning to the extent Dow Corning fails to indemnify Storz for any liability relating to the sale of breast implants prior to Closing; and

 			(j) any liability relating to a claim asserted by Tree Court Associates, L.P. ("Landlord") by letter dated
January 31, 1994, for alleged failure to maintain in good condition and order the premises subject to a lease dated
December 31, 1985 between Storz and Landlord (which premises are currently subject to a sublease with Global Surgical Corp.); and

 			(k) any liabilities relating to cochlear ear implants implanted in patients by Storz or its Affiliates prior to Closing pursuant to an FDA approved IDE relating to (i) maintenance or service of such implants to patients, (ii) removal/replacement of such implants in patients, and (iii) product liability claims relating to such implants in all such cases only to the extent such liability exceeds the reserve established for such item on the Closing Statement.

 			(l) 50% of any Assumed Liabilities which arise or may arise from the transfer of the International Assumed
Contracts to Buyer or any from any termination of such International Assumed Contracts, in each case by operation of Applicable Law as a result of the transactions contemplated herein (but not by action of Buyer), to the extent such liabilities exceed $500,000.

ARTICLE 11.1.2   Except with respect to any claim
related to Taxes for which Section 7.7 of this Agreement shall be the sole and exclusive basis of indemnity to Sellers, Buyer shall indemnify and hold harmless Sellers, their officers, directors, employees and Affiliates from Costs arising from or attributable to:

 			(a) the breach of any representation or warranty made by Buyer in this Agreement;

 			(b)  any failure of Buyer duly to perform or
observe any covenant or agreement to be performed or observed by Buyer pursuant to this Agreement;

 			(c)  the Assumed Liabilities;

 			(d) AHP's guaranty of Storz's indemnification obligation under the agreement with Dow Corning Corporation, referred to in Section 7.20 for all periods following the Closing; and

 			(e) Cyanamid's continuing obligation as assignor of the agreement with Gilead Sciences referred to in Section
7.21.

 			(f) except for the matters for which Sellers would be obligated to indemnify Buyer against under this Agreement, all post-Closing liabilities of the Companies and all post-Closing liabilities arising out of, or relating primarily to, the Business.

ARTICLE 11.1.3   Sellers and Buyer shall indemnify the
other for all Taxes for the periods and in the manner described in Section 7.7.

ARTICLE 11.2 	Procedures.

ARTICLE 11.2.1   Promptly after the receipt by any
Person entitled to indemnity hereunder of notice under this paragraph 11.2, of any third party claim, suit, action or proceeding (a "Third Party Claim"), such Person (the
"Aggrieved Party") will, if a claim for indemnification with respect thereto is to be made against any party obligated to provide indemnification pursuant to Article 11 (the
"Indemnifying Party"), give such Indemnifying Party written notice of such Third Party Claim and shall permit the Indemnifying Party to assume the defense of any such Third Party Claim, and, upon such assumption, shall cooperate fully with the Indemnifying Party in the conduct of such defense; provided, however, that any failure to provide such notice shall not constitute a waiver of the Indemnifying Party's indemnity obligations hereunder except to the extent the Indemnifying Party is actually prejudiced in defense of a Third Party Claim against the Aggrieved Party. The Indemnifying Party shall have the right, within 12 business days of receipt of notice thereof, to assume and control the defense and settlement of such Third Party Claim at the Indemnifying Party's sole cost and expense [and with counsel reasonably satisfactory to the Aggrieved Party]; provided, however, that the Indemnifying Party will not have the right to assume the defense of any Third Party Claim that seeks criminal penalties. If the Indemnifying Party assumes the defense of any such Third Party Claim, the Aggrieved Party may participate in, but not control, at its expense, the defense of such Third Party Claim. The Indemnifying Party shall not, in the defense of such Third Party Claim, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Aggrieved Party of a release from all liability in respect of such Third Party Claim. All awards and costs payable by a third party to the Aggrieved Party or the Indemnifying Party shall belong to the Indemnifying Party.

ARTICLE 11.2.2   If the Indemnifying Party shall not
assume the defense of any such Third Party Claim, the Aggrieved Party may defend and settle such Third Party Claim in such manner as it may deem appropriate and, unless the Indemnifying Party shall deposit with the Aggrieved Party a sum equivalent to the total amount demanded (subject to the applicable limitation set forth in Section 11.3) in such Third Party Claim less the Minimum Loss to the extent not incurred already by the Aggrieved Party, or shall deliver to the Aggrieved Party a surety bond in form and substance reasonably satisfactory to the Aggrieved Party in such amount, the Aggrieved Party may settle such Third Party Claim on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of all expenses, legal or otherwise, incurred by the Aggrieved Party in connection with the defense against or settlement of such Third Party Claim minus the Minimum Loss to the extent not incurred already by the Aggrieved Party. If no settlement of such Third Party Claim is made, the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any judgment rendered with respect to such Third Party Claim and of all expenses, legal or otherwise, incurred by the Aggrieved Party in the defense against such Third Party Claim.

ARTICLE 11.2.3   If there shall be any conflicts between
the provisions of this Section 11.2 and Section 7.7.3 (relating to Tax contests), the provisions of Section 7.7.3 shall control with respect to Tax contests.

ARTICLE 11.3 	Limitations.  An Aggrieved Party shall
not be entitled to recover any Costs under Section 11.1(a), 11.1(b), 11.1(d) until the aggregate amount of the Costs suffered by the Aggrieved Party thereunder shall exceed $5 million (the "Minimum Loss"), at which time the indemnification provided under Section 11.1 shall apply to all Costs in excess of the Minimum Loss, and the maximum liability under Section 11.1 for an Indemnifying Party shall not exceed in the aggregate $100 million. Notwithstanding anything to the contrary contained herein, a party shall not be entitled to indemnification under this Article 11 with respect to any matter to the extent a purchase price adjustment has been made with respect thereto pursuant to Section 3.6.

ARTICLE 11.4 	Indemnification as Sole Remedy.  The
indemnification provided in this Article 11 and Article 7, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy for damages available to any Aggrieved Party.

ARTICLE 11.5 	Survival.  Notwithstanding the
provisions of Section 12.3, any matter as to which a claim has been asserted by notice to the other party that is pending or unresolved at the end of any applicable limitation period or on any applicable expiration date of such party's indemnity obligations hereunder shall continue to be covered by this
Article 11 notwithstanding any applicable expiration of any party's indemnity obligations set forth in this Article 11 until such matter is finally terminated or otherwise resolved by the parties or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.


ARTICLE 12
 	GENERAL PROVISIONS

ARTICLE 12.1 	Public Statements.  Prior to the
Closing, or afterward, so long as this Agreement is in effect, none of the parties hereto shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without consulting with and obtaining the consent of the other party; provided, however, that such consent shall not be required where such release or announcement is required by applicable law.

ARTICLE 12.2 	Notices.  All notices and other
communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by telecopier (confirmed thereafter by such certified mail) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

ARTICLE 12.2.1 	if to Sellers:

 			c/o American Home Products Corporation
 			Five Giralda Farms
 			Madison, New Jersey 07940
 			Attention:  Chief Financial Officer
 			Telecopier Number:  (201) 660-7156

 			with a copy to:

 			American Home Products Corporation
 			Five Giralda Farms
 			Madison, New Jersey 07940
 			Attention:	Senior Vice President and
 							General Counsel
 			Telecopier Number:  (201) 660-6030

ARTICLE 12.2.2 	if to Buyer:

 			Bausch & Lomb Incorporated
 			One Bausch & Lomb Place
 			Rochester, New York  14604
 			Attention:  Chief Executive Officer
 			Telecopier Number:  (716) 338-6805

 			with a copy  to:

 			Bausch & Lomb Incorporated
 			One Bausch & Lomb Place
 			Rochester, New York  14604
 			Attention:  General Counsel
 			Telecopier Number:  (716) 338-8706


 Notice so given shall (in the case of notice so given by mail) be deemed to be given and received on the third calendar day after mailing or the next business day if sent by a reputable overnight courier and (in the case of notice so given by telecopier or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

ARTICLE 12.3 	Survival of Representations and
Warranties. The respective representations and warranties of the parties hereto shall survive the Closing and shall remain in full force and effect, provided, however, that (i) the representations and warranties in Sections 4.7 shall survive until the applicable statute of limitations has run, (ii) the representations and warranties in Section 4.14 shall survive until the third anniversary of the Closing Date, and (iii) all other representations and warranties shall expire on March 31, 1999.

ARTICLE 12.4 	Amendment.  This Agreement may not be
amended except by an instrument in writing signed on behalf of each of the parties hereto.

ARTICLE 12.5 	Waiver.  At any time prior to the
Closing, any term, provision or condition of this Agreement may be waived in writing (or the time for performance of any of the obligations or other acts of the parties hereto may be extended) by the party that is entitled to the benefits thereof.

ARTICLE 12.6 	Parties In Interest.  Except as
contemplated hereunder, this Agreement may not be assigned by a party without the prior written consent of the other parties hereto. This Agreement shall not run to the benefit of or be enforceable by any person other than a party to this Agreement and, subject to the first sentence of this Section, its successors and assigns.

ARTICLE 12.7 	Interpretation.  When a reference is
made in this Agreement to an Article, Section, Exhibit or Disclosure Schedule, such reference is to an Article or Section of, or an Exhibit or Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined include the plural as well as the singular, (ii) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

ARTICLE 12.8 	Sellers' Knowledge.  When "to the
knowledge of Sellers" or similar phrase is used herein it shall refer to the actual knowledge of Sellers and to the individuals employed by Affiliates of Sellers contained in Section 12.8 of the Disclosure Schedule.

ARTICLE 12.9 	Miscellaneous.  This Agreement
(including the Disclosure Schedule, the Exhibits and the agreement identified in Section 7.4) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; is not intended to confer upon any other person any rights or remedies hereunder; and shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York without giving effect to the principles of conflicts of laws thereunder. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.
 If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

 		IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


 						AMERICAN HOME PRODUCTS CORPORATION


 						By:
 						   Name:
 						   Title:


 						AMERICAN CYANAMID COMPANY


 						By:
 						   Name:
 						   Title:


 						BAUSCH & LOMB INCORPORATED


 						By:
 						   Name:
 						   Title:



                           PURCHASE AGREEMENT

                               by and among

                        AMERICAN CYANAMID COMPANY

                   AMERICAN HOME PRODUCTS CORPORATION

                                  and

                        BAUSCH & LOMB INCORPORATED